Exhibit 10.1

Execution Version

Published CUSIP Number:	78636LAA9
Revolving Credit CUSIP Number:	78636LAB7
Term Loan A CUSIP Number:	78636LAC5
Delayed Draw Term Loan A-1 CUSIP Number:	78636LAE1
Delayed Draw Term Loan A-2 CUSIP Number:	78636LAF8

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

SAFARILAND, LLC

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Loan Lender and an Issuing Lender, and

BANK OF AMERICA, N.A.,
as Syndication Agent and an Issuing Lender, and

REGIONS BANK,

US BANK NATIONAL ASSOCIATION, and

BANK OF MONTREAL (CHICAGO BRANCH),

as Documentation Agents

PNC CAPITAL MARKETS LLC,

BOFA SECURITIES, INC.,

REGIONS CAPITAL MARKETS

US BANK NATIONAL ASSOCIATION, and

BANK OF MONTREAL (CHICAGO BRANCH),

as Joint Lead Arrangers and Joint Bookrunners

Dated as of December 20, 2024

Table of Contents

Page

Article 1 CERTAIN DEFINITIONS	2

1.1	Certain Definitions	2
1.2	Construction	46
1.3	Accounting Principles; Changes in GAAP	46
1.4	Benchmark Replacement Notification	47
1.5	Limited Condition Transactions	47

Article 2 REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES	48

2.1	Revolving Credit Commitments	48
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	48
2.3	Commitment Fees	49
2.4	Termination or Reduction of Revolving Credit Commitments	49
2.5	Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests	49
2.6	Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans	50
2.7	Notes	52
2.8	Letter of Credit Subfacility	52

Article 3 TERM LOANS	58

3.1	Term Loan Commitments	58
3.2	Nature of Lenders’ Obligations with Respect to Term Loans and Delayed Draw Term Loans; Repayment Terms; Commitment Fees; Termination or Reduction of Term Loan Commitments	59
3.3	Termination or Reduction of Term Loan Commitments	61

Article 4 INTEREST RATES	61

4.1	Interest Rate Options	61
4.2	Interest Periods	62
4.3	Interest After Default	63
4.4	Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting	63
4.5	Selection of Interest Rate Options	65

Article 5 PAYMENTS; Taxes; Yield maintenance; ETC.	66

5.1	Payments	66
5.2	Voluntary Prepayments	66
5.3	Mandatory Prepayments	67
5.4	Pro Rata Treatment of Lenders	68
5.5	Sharing of Payments by Lenders	68
5.6	Administrative Agent’s Clawback	69
5.7	Interest Payment Dates	69
5.8	Increased Costs	69
5.9	Taxes	71
5.10	Indemnity	74
5.11	Settlement Date Procedures	74
5.12	Cash Collateral	75
5.13	Replacement of a Lender	76
5.14	Designation of a Different Lending Office	76

i

Table of Contents (continued)

Page

5.15	Defaulting Lenders	76
5.16	Maturity Extensions	79
5.17	Incremental Loans	80

Article 6 REPRESENTATIONS AND WARRANTIES	84

6.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	84
6.2	Loan Parties; Subsidiaries and Owners; Investment Companies	85
6.3	Validity and Binding Effect	85
6.4	No Conflict; Material Agreements; Consents	86
6.5	Litigation	86
6.6	Financial Statements	86
6.7	No Material Adverse Change	87
6.8	Margin Stock	87
6.9	Full Disclosure	87
6.10	Taxes	87
6.11	Intellectual Property	87
6.12	Ownership of Property; Liens in the Collateral	88
6.13	Insurance	88
6.14	ERISA Compliance	88
6.15	Environmental Matters	89
6.16	Solvency	89
6.17	Sanctions and International Trade Laws	89
6.18	Anti-Corruption Laws	90
6.19	Certificate of Beneficial Ownership	90
6.20	No Affected Financial Institutions	90
6.21	Surety Obligations	90
6.22	Subordination of Subordinated Debt	90
6.23	No Casualty	90

Article 7 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT	90

7.1	Initial Loans and Letters of Credit	90
7.2	Each Loan or Letter of Credit	93
7.3	Delayed Draw Term Loan A-1	93

Article 8 AFFIRMATIVE COVENANTS	100

8.1	Preservation of Existence, Etc.	100
8.2	Payment of Liabilities, Including Taxes, Etc.	101
8.3	Maintenance of Insurance	101
8.4	Maintenance of Properties and Leases	101
8.5	Inspection Rights	101
8.6	Keeping of Records and Books of Account	102
8.7	Compliance with Laws; Use of Proceeds	102
8.8	Additional Subsidiaries; Further Assurances	102
8.9	Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws	105
8.10	Keepwell	105
8.11	Reporting Requirements	105
8.12	Certificates; Notices; Additional Information	106
8.13	Certificate of Beneficial Ownership and Other Additional Information	107

8.14	Post-Closing Covenants	107

Table of Contents (continued)

Page

Article 9 NEGATIVE COVENANTS	108

9.1	Indebtedness	108
9.2	Liens	110
9.3	Loans and Investments	110
9.4	Dividends and Related Distributions	112
9.5	Liquidations, Mergers, Consolidations, Acquisitions	113
9.6	Dispositions of Assets or Subsidiaries	113
9.7	Affiliate Transactions	113
9.8	Subsidiaries, Partnerships and Joint Ventures	113
9.9	Continuation of or Change in Business	113
9.10	Accounting Changes; Change in Fiscal Year	114
9.11	Changes to Organizational Documents	114
9.12	Minimum Consolidated Fixed Charge Coverage Ratio	114
9.13	Maximum Consolidated Total Net Leverage Ratio	114
9.14	Limitation on Negative Pledges and Restrictive Agreements	114
9.15	Subordinated Indebtedness	115
9.16	Agreements Restricting Dividends	115
9.17	Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws	115
9.18	Use of Proceeds	116
9.19	Sale and Leaseback Transactions	116
9.20	Designation as Senior Debt	116

Article 10 DEFAULT	116

10.1	Events of Default	116
10.2	Consequences of Event of Default	118
10.3	Application of Proceeds	120

Article 11 THE ADMINISTRATIVE AGENT	121

11.1	Appointment and Authority	121
11.2	Rights as a Lender	121
11.3	Exculpatory Provisions	122
11.4	Reliance by Administrative Agent	123
11.5	Delegation of Duties	123
11.6	Resignation of Administrative Agent	123
11.7	Non-Reliance on Administrative Agent and Other Lenders	124
11.8	No Other Duties, Etc.	124
11.9	Administrative Agent’s Fee	124
11.10	Administrative Agent May File Proofs of Claim	124
11.11	Collateral and Guaranty Matters	125
11.12	No Reliance on Administrative Agent’s Customer Identification Program	125
11.13	Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Other Lender Provided Financial Service Products and Canadian Subsidiary Obligations	126
11.14	ERISA Matters	126
11.15	Erroneous Payments	128

Table of Contents (continued)

Page

Article 12 MISCELLANEOUS	130

12.1	Modifications, Amendments or Waivers	130
12.2	No Implied Waivers; Cumulative Remedies	132
12.3	Expenses; Indemnity; Damage Waiver	132
12.4	Holidays	134
12.5	Notices; Effectiveness; Electronic Communication	134
12.6	Severability	136
12.7	Duration; Survival	136
12.8	Successors and Assigns	136
12.9	Confidentiality	140
12.10	Counterparts; Integration; Effectiveness; Electronic Execution	141
12.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	141
12.12	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	142
12.13	USA PATRIOT Act Notice	143
12.14	Acknowledgement Regarding Any Supported QFCs	143
12.15	Amendment and Restatement	144

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(C)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(D)	-	PERMITTED LIENS
SCHEDULE 6.2	-	SUBSIDIARIES
SCHEDULE 6.11	-	INTELLECTUAL PROPERTY
SCHEDULE 6.15	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 6.21	-	SURETY OBLIGATIONS
SCHEDULE 9.1	-	EXISTING INDEBTEDNESS
SCHEDULE 9.3	-	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT A	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	-	GUARANTOR JOINDER
EXHIBIT C	-	REVOLVING CREDIT NOTE
EXHIBIT D	-	SWINGLINE LOAN NOTE
EXHIBIT E	-	TERM NOTE
EXHIBIT F		PERMITTED ACQUISITION CERTIFICATE
EXHIBIT G	-	LOAN REQUEST
EXHIBIT H	-	SWINGLINE LOAN REQUEST
EXHIBIT I-1	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-2	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-3	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-4	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J	-	COMPLIANCE CERTIFICATE

2

amended and restated CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of December 20, 2024 and is made by and among SAFARILAND, LLC, a Delaware limited liability company (the “Borrower”), the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), the Issuing Lenders (as hereinafter defined) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined), Swingline Loan Lender (as hereinafter defined) and an Issuing Lender (as hereinafter defined).

The Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent are parties to that certain Credit Agreement, dated as of July 23, 2021 (as amended or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”). The Borrower requests the Lenders to provide (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $175,000,000, including therein a Swingline Loan (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) subfacility, (ii) a $225,000,000 term loan facility, (iii) a $115,000,000 delayed draw term loan a-1 facility and (iv) a $75,000,000 delayed draw term loan a-2 facility, collectively, as evidenced by this Agreement which amends, restated and supersedes the Existing Credit Agreement in its entirety.

In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

Article 1
CERTAIN DEFINITIONS

1.1            Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquisition” means any transaction, or any series of related transactions, by which any Loan Party or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Commitment Lender” means as is specified in Section 5.16(d).

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder or any successor administrative agent.

“Administrative Agent’s Fee” means as is specified in Section 11.9.

“Administrative Agent’s Letter” means as is specified in Section 11.9.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

2

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means as is specified in Section 12.5(d)(ii).

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, as amended, and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any rules and regulations promulgated under the foregoing.

“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below based on the Consolidated Total Net Leverage Ratio:

Level	Consolidated Total Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Base Rate Spread	Term SOFR Rate Spread
I	Less than 1.25 to 1.00	0.175%	1.50%	0.50%	1.50%
II	Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	0.175%	1.75%	0.75%	1.75%
III	Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	0.200%	2.00%	1.00%	2.00%
IV	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	0.225%	2.25%	1.25%	2.25%
V	Greater than or equal to 3.50 to 1.00	0.250%	2.50%	1.50%	2.50%

For purposes of determining the Applicable Margin:

(a)            The Applicable Margin shall be determined on the Closing Date based on Pricing Level II.

(b)            The Applicable Margin shall be recomputed as of the end of each Fiscal Quarter ending after the Closing Date based on the Consolidated Total Net Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.12(a). If a Compliance Certificate is not delivered when due in accordance with such Section 8.12(a), then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)            If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) if a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or Holdings under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender, as the case may be, under Section 2.8 or Section 4.3 or Article 10. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary thereof, including, in each case, by way of an LLC Division (or the granting of any option or other right to do any of the foregoing), any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Loan Party or any Subsidiary thereof, any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Asset Disposition” shall not include (a) the sale of inventory in the Ordinary Course of Business, (b) the transfer of assets to the Borrower or any Guarantor (other than Holdings) pursuant to any other transaction permitted pursuant to Section 9.5, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the Ordinary Course of Business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Swap, (e) dispositions of cash or Investments in cash and Cash Equivalents, (f) the transfer by any Loan Party of its assets to any other Loan Party, (g) the transfer by any non-Loan Party Subsidiary of its assets to any Loan Party (provided that in connection with any new transfer, such Loan Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer), (h) the transfer by any non-Loan Party Subsidiary of its assets to any other non-Loan Party Subsidiary, (i) the sale or disposition for fair market value of obsolete or worn out property or other property not necessary for operations of the Borrower and its Subsidiaries disposed of in the Ordinary Course of Business, (j) licenses, sublicenses, leases or subleases granted to others in the Ordinary Course of Business or not interfering in any material respect with the business of the Borrower or any Subsidiary, (k) the disposition of Equity Interests of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (l) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business (but not, for purposes of clarity, in connection with any receivables sale or factoring program or facility), (m) sales, transfers and dispositions of or constituting Permitted Investments, (n) Sale and Leaseback Transactions solely to the extent permitted by Section 9.19, (o) dispositions resulting from any Recovery Event, (p) the abandonment or the discontinuation of the use of any Intellectual Property (including any application or right to file any application with respect thereto) that is not used in, useful to, or material to the business of the Loan Parties and its Subsidiaries, or (q) the subcontracting or assignment of manufacturing or other production rights under customer contracts to a Loan Party or wholly-owned Subsidiary for purposes relating to the manufacture, production or delivery of inventory or the transfer or assignment of customer or Loan Party information, data, know how, tooling, materials or inventory required in connection with performing such agreements in the Ordinary Course of Business.

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder; provided that, with respect to the use of “Authorized Officer” in Section 6.17, Section 6.18 and Section 9.17 (and the defined terms used therein), “Authorized Officer” shall also include any senior officer of such Loan Party primarily responsible for compliance with Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.4(d)(iv).

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) or Section 4.4(b), to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in either Section 4.1(a)(i) or Section 4.1(c)(i), as applicable.

“Benchmark” means, initially, SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.4(d)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            Daily Simple SOFR; and

(2)            the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.4(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.4(d).

“Beneficial Owner” means, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; or (d) located in a Sanctioned Jurisdiction.

“Borrower” means as is specified in the introductory paragraph.

“Borrowing Date” means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.

“Borrowing Tranche” means specified portions of Loans consisting of simultaneous loans under the same Interest Rate Option, and in the case of Term SOFR Rate Loans, having the same Interest Period. For the avoidance of doubt, (i) all Revolving Credit Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche, (ii) all Term Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche and (iii) all Incremental Term Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Canadian Bilateral Facility” means unsecured revolving Indebtedness of certain Canadian Subsidiaries of the Borrower owed to the Canadian Obligation Provider pursuant to bilateral credit documentation reasonably acceptable to the Administrative Agent in an aggregate amount not to exceed $20,000,000.

“Canadian Obligation Loan Documents” means all legal documentation entered into between the applicable Canadian Subsidiaries and the Canadian Obligation Provider in connection with the Canadian Subsidiary Obligations.

“Canadian Obligation Provider” shall have the meaning set forth in the definition of “Canadian Subsidiary Obligations”.

“Canadian Subsidiary Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations, and all expenses, reimbursements, indemnities and other obligations under or with respect to, any loans, letters of credit, acceptances, guarantees, overdraft facilities, other credit extensions or accommodations or similar obligations owing by any Foreign Subsidiary to PNC Bank or any office, branch or Affiliate of PNC Bank (each, a “Canadian Obligation Provider”) under the Canadian Bilateral Facility.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, such items described in clauses (a) through (e) of the definition of Permitted Investments.

“Cash Management Agreements” means as is specified in Section 2.6(f).

“Cash Management Bank” means any Person that (a) at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender or (b) or (b) at the time it (or its Affiliate) becomes a Lender, is a party to an Other Lender Provided Financial Service Product with a Loan Party or any Subsidiary, in each case, in its capacity as a party to such Other Lender Provided Financial Service Product (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFC Debt” means intercompany loans, Indebtedness or receivables owed or treated as owed by one or more Foreign Subsidiaries.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35.0% of the Equity Interests of Holdings (other than Warren B. Kanders, any trust under which Warren B. Kanders has Control or is the primary beneficiary, or any entity that is Controlled by Warren B. Kanders); (b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (b)(ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (b)(ii)(A) and (b)(ii)(B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (c) Holdings shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of the Borrower on a fully diluted basis; or (d) the Borrower shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of each Guarantor (other than Holdings) on a fully diluted basis.

“CIP Regulations” means as is specified in Section 11.12.

“Class”, when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are Revolving Credit Loans, Term Loan A, Delayed Draw Term Loan A-1, Delayed Draw Term Loan A-2, or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment or Incremental Term Loan Commitment.

“Closing Date” means December 20, 2024.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Collateral” means the personal and/or real property of any Person granted as collateral to secure the Obligations for the benefit of the Secured Parties.

“Collateral Documents” means the Security Agreement, any Control Agreement, and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.

“Commercial Letter of Credit” means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the Ordinary Course of Business.

“Commitment” means, as to any Lender, its Revolving Credit Commitment, Term Loan Commitment and, in the case of PNC (in its capacity as the Swingline Loan Lender), its Swingline Loan Commitment (but not the aggregate of its Revolving Credit Commitment and its Swingline Loan Commitment), and Commitments means the aggregate of the Revolving Credit Commitments and Term Loan Commitments of all of the Lenders.

“Commitment Fee” means as is specified in Section 2.3.

“Communications” means as is specified in Section 12.5(d)(ii).

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; and (e) the United Nations Security Council.

“Compliance Certificate” means as is specified in Section 8.12(a).

“Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its commercially reasonable judgment, may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period of determination, the sum of the following determined on a consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes; (ii) Consolidated Interest Expense; (iii) amortization and depreciation expense; (iv) losses arising from the sale of capital assets; (v) (A) non-cash compensation to officers, directors and employees paid in the form of Equity Interests to the extent permitted by Section 9.7 and (B) Qualified LTIP Accrual Amounts with respect to awards granted prior to November 4, 2021 to officers, directors and employees in an aggregate amount not to exceed $2,000,000; (vi) non-cash facilities relocation costs, non-cash fees, non-cash expenses or non-cash charges relating to non-recurring plant shutdowns and discontinuance of operations and non-cash acquisition integration costs and fees but only to the extent constituting Permitted Pro Forma Adjustments; (vii) severance, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, one-time compensation expenses, stay bonuses, any one-time compensation expenses relating to enhanced accounting and tax function and other similar transaction costs, including those associated with becoming a standalone entity or public company (including, without limitation, any such payments made in connection with the consummation of the Transactions or any other action not prohibited under the Loan Documents) but only to the extent constituting Permitted Pro Forma Adjustments; provided, however, that the aggregate amount such amounts added back pursuant to this clause (b)(vii) and clause (b)(viii) below shall not in any period exceed 25% of Consolidated EBITDA for any period (determined without giving effect to this clause (b)(vii) or clause (b)(viii)); (viii) (A) integration costs, transition costs, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, technology upgrades and implementation costs), project start-up costs, pre-opening expenses and other restructuring charges, accruals or reserves (including restructuring costs related to acquisitions on or after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges), and other charges attributable to the undertaking and/or implementation of operating improvements, operating expense reductions, established cost savings initiatives and other strategic or operational initiatives, including transaction fees, costs and expenses incurred in connection with the foregoing, and (B) the amount of pro forma cost adjustments, cost savings, operating expense reductions, other operating expense improvements and cost synergies related to any Specified Transaction or the implementation of an operational initiative, operational change or cost reduction program after the Closing Date but only to the extent constituting Permitted Pro Forma Adjustments, net of the amount of actual benefits realized during such period from such actions; provided, that, the aggregate amount of such amounts added back to Consolidated EBITDA pursuant to this clause (b)(viii) and clause (b)(vii) above, taken together in the aggregate, shall not in any period exceed 25% of Consolidated EBITDA for any period (determined without giving effect to this clause (b)(viii) or clause (b)(vii)); (ix) any non-cash write-offs, write-downs or other non-cash charges of assets (excluding (A) any such charge that represents an accrual or reserve for a cash expenditure for a future period and (B) write-downs or write-offs of accounts receivable or inventory); (x) the effect on earnings of any write-downs of inventory following the closing of the Transactions or any Permitted Acquisition, in each case as a result of purchase accounting, in an aggregate amount not to exceed $7,500,000 for any single Permitted Acquisition; (xi) the amount of (A) any reserve or accrual for, or (B) any payments on account of, any acquisition-related Earnout Obligations or deferred purchase price of any kind in connection with any Permitted Acquisitions (provided that any such amounts payable in cash constitute Subordinated Indebtedness and any such payments which are made in cash may only be added back if permitted pursuant to Section 9.15), in an amount not to exceed $15,000,000 for any single Permitted Acquisition and in an amount not to exceed $37,500,000 for all Permitted Acquisitions made during the term of this Agreement; (xii) any costs or expenses incurred by the Loan Parties and their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, solely to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Loan Parties or Net Cash Proceeds of the issuance of Equity Interests of the Loan Parties concurrently with, or within ten (10) days of, the incurrence of such costs or expenses; (xiii) any costs or expenses incurred by the Loan Parties to the extent either (A) cash reimbursement is received therefore from another Person within the same period in which the cost or expense is incurred or (B) the costs or expenses are indemnified by, or reimbursable from, a third party (provided, however, that if such costs or expenses are not reimbursed within sixty (60) days of the end of the applicable measurement period, then such costs and expenses shall not be added back); (xiv) costs and expenses incurred in connection with the Transactions, the Project Zircaloy Acquisition and the Project Paladin Acquisition; (xv) any losses (net of gains) with respect to exchange rates or expenses or charges relating to currency valuation; (xvi) fees, costs and expenses incurred under or in connection with this Agreement for such period; (xvii) the cumulative effect of a change in accounting principles for such period that decreases Consolidated Net Income; (xviii) expenses paid in cash during such period in connection with the settlement of any litigation or claim involving Holdings or any of its Subsidiaries in an aggregate amount not to exceed $5,000,000 during the term of this Agreement; (xix) any loss resulting from the payment of Earnout Obligations; (xx) any net unrealized loss resulting in such period from obligations in respect of derivative instruments and the applicable of Statement of Financial Accounting Standards No. 133; and (xxi) extraordinary losses, less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period (other than clause (c)(iv)): (i) extraordinary gains, (ii) non-cash gains or non-cash items increasing Consolidated Net Income, (iii) gains arising from the sale of capital assets, (iv) the effect on earnings of any write-ups of inventory following the closing of the Transactions or any Permitted Acquisition and (v) the cumulative effect of a change in accounting principles for such period that increases Consolidated Net Income. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis for any period of measurement during which any Specified Transaction has occurred.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA minus (ii) the aggregate amount of all non-financed cash Capital Expenditures, minus (iii) Restricted Payments (other than Restricted Payments permitted pursuant to Sections 9.4(a) and 9.4(d)) paid in cash minus (iv) the aggregate amount of federal, state, local and foreign income taxes paid in cash to (b) Consolidated Fixed Charges, in each case measured on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Fixed Charges” means, for Holdings and its Subsidiaries for Measurement Period, the sum, without duplication, of (a) Consolidated Interest Expense paid in cash for such period and (b) scheduled principal payments (without giving effect to any reduction thereof as a result of any voluntary prepayment of any Term Loans) made on Consolidated Total Debt during such period.

“Consolidated Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period less any consolidated interest income for such Measurement Period as recorded by Holdings in accordance with GAAP.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a)  the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (b) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (a) of this proviso).

“Consolidated Total Debt” means, as of any date, all Indebtedness of Holdings and its Subsidiaries measured on a consolidated basis as of such date, but excluding (a) Indebtedness of the type described in clause (j) of the definition thereof and (b) Indebtedness incurred in connection with the financing of insurance premiums in the Ordinary Course of Business to the extent that the principal amount does not exceed $10,000,000 in any twelve month period.

“Consolidated Total Net Leverage Ratio” means, as of any date, the ratio of (a) (i) Consolidated Total Debt as of such date, less (ii) Unrestricted Cash of Holdings and its Subsidiaries on a consolidated basis that is available as of such date in excess of $10,000,000 (provided that the maximum amount of Unrestricted Cash permitted to be subtracted from Consolidated Total Debt pursuant to this clause (a)(ii) shall not exceed $100,000,000) to (b) Consolidated EBITDA, for the most recently ended Measurement Period.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means as is specified in Section 8.8(d).

“Covered Entity” means (a) Holdings, the Borrower and each of the Borrower’s Subsidiaries, (b) each Guarantor and each Person with property that is, at the applicable time, pledged Collateral under any Loan Document, and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or clause (b) above.

“Covered Party” means as is specified in Section 12.14(a).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“DDTL A-1 Availability Period” means the period from and including the Closing Date to the earliest of: (a) the date upon which the aggregate DDTL A-1 Commitments are fully advanced pursuant to Section 3.1(b), (b) the date of the termination of the DDTL A-1 Commitments and the acceleration of the Delayed Draw Term Loan A-1 pursuant to Section 10.2(a) and (c) June 20, 2025.

“DDTL A-1 Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Delayed Draw Term Loan A-1,” as such Commitment is thereafter assigned or modified and DDTL A-1 Commitments means the aggregate DDTL A-1 Commitments of all of the Lenders. The aggregate principal amount of all Lenders’ DDTL A-1 Commitments as of the Closing Date is $115,000,000.

“DDTL A-1 Facility” means the delayed draw term loan facility provided pursuant to Article 3.

“DDTL A-1 Lender” means a Lender holding a Delayed Draw Term Loan A-1.

“DDTL A-1 Paladin Funding Date” means the date on which the conditions precedent set forth in Section 7.3(b) shall be satisfied and the applicable advance under the DDTL A-1 Facility to finance the Project Paladin Acquisition shall have occurred.

“DDTL A-1 Zircaloy Funding Date” means the date on which the conditions precedent set forth in Section 7.3(a) shall be satisfied and the applicable advance under the DDTL A-1 Facility to finance the Project Zircaloy Acquisition shall have occurred.

“DDTL A-2 Availability Period” means the period from and including the Closing Date to the earliest of: (a) the date upon which the aggregate DDTL A-2 Commitments are fully advanced pursuant to Section 3.1(c), (b) the date of the termination of the DDTL A-2 Commitments and the acceleration of the Delayed Draw Term Loan A-2 pursuant to Section 10.2(a) and (c) June 20, 2026.

“DDTL A-2 Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Delayed Draw Term Loan A-2,” as such Commitment is thereafter assigned or modified and DDTL A-2 Commitments means the aggregate DDTL A-2 Commitments of all of the Lenders. The aggregate principal amount of all Lenders’ DDTL A-2 Commitments as of the Closing Date is $75,000,000.

“DDTL A-2 Facility” means the delayed draw term loan facility provided pursuant to Article 3.

“DDTL A-2 Lender” means a Lender holding a Delayed Draw Term Loan A-2.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swingline Loan Lender and each Lender.

“Delayed Draw Term Loan A-1” means as is specified in Section 3.1(b).

“Delayed Draw Term Loan A-2” means as is specified in Section 3.1(c).

“Delayed Draw Term Loans” means, collectively, the Delayed Draw Term Loan A-1 and the Delayed Draw Term Loan A-2.

“Disqualified Equity Interests” means any Equity Interest in a Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than in connection with a transaction that would constitute an Event of Default under Section 10.1(i) hereof), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (whether described as a “put option” or otherwise), in whole or in part, on or prior to the date that is ninety-one (91) days after the Latest Maturity Date (excluding any provisions requiring redemption upon a “change of control” or asset sale; provided that any such “change of control” or asset sale shall be subject to the prior repayment in full of the Loans and other Obligations that are accrued and payable and the terminations of the Commitments), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, or (c) is entitled to receive a mandatory dividend or distribution (other than for taxes attributable to the operations of the business) on or prior to the date that is ninety-one (91) days after the Latest Maturity Date; in each case, in respect of the foregoing clauses (a) through (c) in the case of capital stock or other equity interests in Holdings, except to the extent that the terms of such Equity Interest expressly provide that such mandatory redemption, dividend or any other similar right, is exercisable or payable only to the extent that (x) the Obligations shall have been repaid in full or Holdings is expressly permitted to consummate such redemption, dividend or other similar right pursuant to Section 9.4 hereof, and (y) the exercise of such mandatory redemption or other similar right or payment of such dividend is not prohibited by the terms any loan documents to which Holdings or any of its Subsidiaries are from time to time a party. Notwithstanding anything to the contrary in the foregoing, (A) only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable, so accrue dividends, or are so redeemable at the option of the holder thereof prior to the applicable dates set forth above shall be deemed to be Disqualified Equity Interests; and (B) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States.

“Drawing Date” means as is specified in Section 2.8(c).

“Earnout Obligations” means, with respect to any Acquisition, all obligations of Holdings or any Subsidiary to make earnout or other contingency payments which are payable based on the achievement of specified financial results over time or similar contingent payment or arrangement and other indemnity obligations pursuant to the documentation relating to such Acquisition (and including fixed deferred payments related to such Acquisitions). For purposes of determining the aggregate consideration paid for an Acquisition and for determining the amount of any Earnout Obligations to be included in the definition of Consolidated Total Debt, the amount of Earnout Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.8(b)(iv), 12.8(b)(v) and 12.8(b)(vi) (subject to such consents, if any, as may be required under Section 12.8(b)(iii)).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430.431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.

“ERISA Group” means, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 11.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.15(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.15(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.15(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.15(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 10.1.

“Excluded Accounts” means (a) deposit and/or securities accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the IRS or state or local government agencies within the following two months with respect to employees of any of the Loan Parties or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) all tax accounts (including, without limitation, sales tax accounts), accounts used solely for payroll, accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, escrow accounts, zero balance or swept accounts and employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case, so long as such account is used solely for such purpose, (c) any deposit and/or securities account maintained in a jurisdiction outside of the United States and (d) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business.

“Excluded Hedge Liability or Liabilities” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” means (a) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Law, (b) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided, that, the foregoing exclusions of this clause (b) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or other applicable law, (ii) to limit, impair or otherwise affect the Administrative Agent’s continuing security interest in and Liens upon any rights or interests of any Loan Party in or to (A) monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any accounts) or (B) any proceeds from the sale, license, lease or other disposition of any such contract, lease, permit, license, charter or license agreement, or (iii) apply to the extent that any consent or waiver has been obtained that would permit the Administrative Agent’s Lien notwithstanding the prohibition; and provided, further that unless and until such time as any such consent is obtained, such Loan Party shall hold its interest in such contract, lease, permit, license, charter or license agreement in trust for the Administrative Agent unless the creation of such trust would constitute a breach of such contract, lease, permit, license, charter or license agreement), (c) all owned or leased real property of any Loan Party, (d) any property located outside of the United States that is acquired or held by a Loan Party solely in its capacity as nominee or trustee (or any similar or comparable relationship) and (e) motor vehicles, aircraft, aircraft engines, and other assets subject to certificates of title where perfection may not be obtained solely by the filing of a UCC financing statement. Notwithstanding anything to the contrary in the foregoing, the security interests granted to the Administrative Agent under the Collateral Documents shall attach immediately to any property or asset of any Loan Party that is otherwise required under the Collateral Documents to be Collateral at such time as such property or asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (e).

“Excluded Subsidiary” means (a) any Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (c) any Foreign Subsidiary and (d) in the case of any obligation under any Excluded Hedge Liability, any Subsidiary of the Borrower that is a Non-Qualifying Party with respect thereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9(g), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g), and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Expiration Date” means as is specified in Section 5.16(a).

“Existing Letters of Credit” means those letters of credit that exist on the Closing Date and are identified on Schedule 1.1(C).

“Existing Term Loan Maturity Date” means as is specified in Section 5.16(a).

“Expiration Date” means, with respect to the Revolving Credit Commitments, December 20, 2029, as such date may be extended with respect to certain Lenders’ Revolving Credit Commitments pursuant to Section 5.16(a) or Section 12.1.

“Extension Effective Date” means as is specified in Section 5.16(c).

“Facilities” means the Revolving Credit Facility, the Term Loan A Facility, the DDTL A-1 Facility, the DDTL A-2 Facility and/or any Incremental Term Loan Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and each Issuing Lender, including the provision of cash collateral, shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“First Tier Foreign Subsidiary” means as is specified in Section 8.8(b).

“Fiscal Quarter” means any fiscal quarter of Holdings.

“Fiscal Year” means any fiscal year of Holdings.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” means as is specified in the definition of Lender Provided Foreign Currency Hedge.

“Foreign Holding Company” means any Subsidiary of the Borrower all or substantially all of the assets of which are comprised of Equity Interests in one or more Foreign Subsidiaries or CFC Debt.

“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by such Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, any political party or official thereof and any candidate for political office.

“Guarantors” means, collectively, (a) Holdings, (b) each direct or indirect Subsidiary of the Borrower (other than Excluded Subsidiaries), and (c) any other Person that is from time to time party to the Guaranty Agreement or any other agreement pursuant to which it guarantees the Obligations or any portion thereof.

“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Administrative Agent in good faith.

“Guaranty Agreement” means the Continuing Agreement of Guaranty and Suretyship, dated as of the Closing Date, executed and delivered by each of the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.

“Guaranty Joinder” means a joinder by a Person as a Guarantor under the Loan Documents in substantially the form of Exhibit B.

“Gun Control Laws” means all present and future federal, state, provincial, municipal, local and foreign laws, rules, regulations, judgments, orders and ordinances, including the Gun Control Act, that in any manner regulate the production, sale, distribution or possession of any firearms, ammunition or related products manufactured, held for sale or sold by the Borrower or a Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (a) at the time it enters into a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge, in each case, in its capacity as a party to such Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Hedge Liabilities” means collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Hedge Termination Value” means, in respect of any one or more interest rate hedges, commodity hedges and/or foreign currency hedges, after taking into account the effect of any legally enforceable netting agreement relating to such interest rate hedges, commodity hedges and/or foreign currency hedges, (a) for any date on or after the date such interest rate hedges, commodity hedges and/or foreign currency hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such interest rate hedges, commodity hedges and/or foreign currency hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such interest rate hedges, commodity hedges and/or foreign currency hedges (which may include an interest rate hedge bank, a commodity hedge bank or foreign currency hedge bank, as applicable).

“Holdings” means Cadre Holdings, Inc., a Delaware corporation and the direct parent of the Borrower.

“Increased Amount Date” means as is specified in Section 5.17(b).

“Incremental Cap” means, as of any date of determination, the sum of (a) $100,000,000 plus (b) an amount if, in the case of this clause (b), after giving effect to the incurrence of any such Incremental Loan Commitment and the use of proceeds thereof, the Consolidated Total Net Leverage Ratio after giving effect to the incurrence of such Incremental Loan Commitment on a Pro Forma Basis would not exceed 3.00 to 1.00 (it being understood that, (x) when calculating any ratio in this clause (b), no effect will be given to any simultaneous, or substantially concurrent, establishment or incurrence of any Incremental Loan Commitment permitted under clause (a) above, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Loan Commitment against Consolidated Total Debt) and (y) in the case of any Incremental Revolving Credit Commitment, assuming a full drawing under such Incremental Revolving Credit Commitment) minus (c) the amount of all Incremental Loan Commitments outstanding at such time that were incurred in reliance on the foregoing clause (a).

“Incremental Lender” means as is specified in Section 5.17(b).

“Incremental Loan Commitments” means as is specified in Section 5.17(b).

“Incremental Loans” means as is specified in Section 5.17(b).

“Incremental Revolving Credit Commitment” means as is specified in Section 5.17(b).

“Incremental Revolving Credit Increase” means as is specified in Section 5.17(b).

“Incremental Term Loan” means as is specified in Section 5.17(a).

“Incremental Term Loan Commitment” means as is specified in Section 5.17(a).

“Incremental Term Loan Facility” means any incremental term loan facility established pursuant to Section 5.17.

“Indebtedness” of any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) all obligations upon which interest charges are customarily paid, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business; provided, that for purposes of Section 10.1(e), trade payables overdue by more than one hundred twenty (120) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), including, without limitation, any Earnout Obligations solely to the extent included as a liability on the consolidated balance sheet of Holdings in accordance with GAAP, (e) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (h) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (i) Off-Balance Sheet Liabilities, (j) the Hedge Termination Value of all Lender Provided Interest Rate Hedges, (k) all Guaranties of such Person of the type of Indebtedness described in clauses (a) through (j) above, (l) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, and (m) all Disqualified Equity Interests of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, (x) obligations under Plans and (y) warranty return and product liability reserves in the Ordinary Course of Business shall not constitute Indebtedness.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” means as is specified in Section 12.3(b).

“Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries; provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Intellectual Property” means all intellectual and similar property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that a Loan Party’s or a Subsidiary’s ownership, use, marketing, sale or distribution of any inventory, equipment, Intellectual Property or other property violates another Person’s Intellectual Property.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Term Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be one, three or six months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” means as is specified in the definition of Lender Provided Interest Rate Hedge.

“Interest Rate Option” means any Term SOFR Rate Option or Base Rate Option.

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes and anti-boycott measures imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce); the European Union; or His Majesty’s Treasury of the United Kingdom.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means (a) PNC, in its individual capacity as an issuer of Letters of Credit hereunder, (b) Bank of America, N.A., in its individual capacity as an issuer of Letters of Credit hereunder, and (c) any other Lender which is designated by Holdings or Borrower with the consent of Administrative Agent (which consent shall not be unreasonably withheld) and such Lender.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

“Latest Maturity Date” means, at any time of determination, the latest Expiration Date or Term Loan Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Loan at such time, in each case as extended in accordance with this Agreement from time to time.

“Law” or “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Official Body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Official Body, in each case whether or not having the force of law.

“LCA Test Date” means as is specified in Section 1.5.

“Lead Arrangers” means, collectively, (a) PNC Capital Markets LLC and (b) BofA Securities, Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 5.17.

“Lender Provided Foreign Currency Hedge” means a Foreign Currency Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3.

“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3.

“Lenders” means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lender, but not any Issuing Lender.

“Lending Office” means, as to the Administrative Agent, any Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means as is specified in Section 2.8(a). As of the Closing Date, each of the Existing Letters of Credit (to the extent then outstanding) shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii).

“Letter of Credit Fee” means as is specified in Section 2.8(b).

“Letter of Credit Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” means as is specified in Section 2.8(a)(i).

“License” means any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Limited Condition Transaction” means any Acquisition (or similar Investment) by one or more of the Borrower or any of its Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“LLC Division” means, in the event the Borrower or a Guarantor is a limited liability company, (a) the division of the Borrower or any such Guarantor into two or more newly formed limited liability companies (whether or not the Borrower or such Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.

“Loan Documents” means this Agreement, the Administrative Agent’s Letter, the Collateral Documents, the Guaranty Agreement, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith.

“Loan Parties” means the Borrower and the Guarantors.

“Loan Request” means as is specified in Section 2.5(a).

“Loans” means, collectively, and Loan means, separately, all Revolving Credit Loans, Swingline Loans and Term Loans or any Revolving Credit Loan, Swingline Loan or Term Loan.

“Material Acquisition” means any Permitted Acquisition involving aggregate consideration (including, without limitation, any Earnout Obligations, non-compete or deferred compensation arrangements (in each case as determined in good faith by the board of directors of Holdings)) in excess of $25,000,000.

“Material Adverse Change” means any set of circumstances or events which (a) has a material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition, results of operations of the Loan Parties taken as a whole, (c) impairs materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit) and Hedge Liabilities of Holdings or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedge Liabilities, the “principal amount” of any Hedge Liabilities at any time shall be the Net Mark-to-Market Exposure of such Hedge Liabilities.

“Measurement Period” means, at any date of determination, the most recently completed four (4) Fiscal Quarters of Holdings for which financial statements have been delivered pursuant to Section 8.11 (or, prior to the first delivery thereof after the Closing Date, the most recent Statements).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which the Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by Holdings or any Subsidiary in respect of any Asset Disposition, Recovery Event or any issuance of Indebtedness or Equity Interests net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Asset Disposition or Recovery Event, the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 9.2 (ranking senior to any Lien of the Administrative Agent) on the related property.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” means as is specified in Section 5.16(b).

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

“Notes” means collectively, and Note means separately, the promissory notes in the form of Exhibit C evidencing the Revolving Credit Loans, in the form of Exhibit D evidencing the Swingline Loan, and in the form of Exhibit E evidencing the Term Loans.

“Notice Date” means as is specified in Section 5.16(b).

“Obligation” means any obligation or liability of any of the Loan Parties or other credit support providers specified in the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Erroneous Payment Subrogation Rights, (d) any Lender Provided Foreign Currency Hedge, (e) any Other Lender Provided Financial Service Product and (f) Canadian Subsidiary Obligations. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Official Body” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” means as is specified in Section 2.8(h).

“Ordinary Course of Business” means the ordinary course of business of any Loan Party or Subsidiary, consistent with past practices and undertaken in good faith.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender Provided Financial Service Product” means agreements or other arrangements entered into between any Loan Party and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13).

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by PNC for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Participant” means as is specified in Section 12.8(d).

“Participant Register” means as is specified in Section 12.8(d).

“Participation Advance” means as is specified in Section 2.8(c)(iii).

“Payment Date” means the first day of each calendar quarter after the Closing Date and on the Expiration Date or upon acceleration of the Notes.

“Payment Item” means each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).

“Permitted Acquisition” means an Acquisition (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a)            no Potential Default or Event of Default shall then exist or would exist after giving effect thereto;

(b)            the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis, (i) the Loan Parties are in Pro Forma Compliance and (ii) the Consolidated Total Net Leverage Ratio shall be 0.50 to 1.00 less than the then applicable level specified in Section 9.13, calculated using the same Measurement Period used to determine Pro Forma Compliance;

(c)            the Administrative Agent shall be satisfied that as and to the extent required by (and, unless otherwise required by the Administrative Agent by an earlier time no earlier than the consummation of such Acquisition, within the time period set forth in) the Loan Documents, it shall receive, in connection with such Acquisition, a first priority perfected security interest in all real (if applicable) and personal property (including, without limitation, Equity Interests) acquired with respect to the Target and all required joinder documentation from the Target and each of its applicable Subsidiaries;

(d)            the Administrative Agent and the Lenders shall have received not less than twenty (20) days prior to the consummation of any such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any Fiscal Quarters ended within the fiscal year to date, (iii) consolidated projected income statements of Holdings and its Subsidiaries (after giving effect to such Acquisition), and (iv) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition with a purchase price in excess of $10,000,000, a Permitted Acquisition Certificate, executed by an Authorized Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(e)            the Target shall have earnings before interest, taxes, depreciation and amortization for the four (4) Fiscal Quarter period prior to the acquisition date, and after giving effect to any pro forma adjustments reasonably acceptable to the Administrative Agent, in an amount greater than $0; and

(f)            such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target.

Notwithstanding anything to the contrary herein, (i) upon the funding of Delayed Draw Term Loan A-1 in connection with the Project Zircaloy Acquisition following the satisfaction or waiver of the conditions to such funding in Section 7.3(a), the Project Zircaloy Acquisition shall be deemed to be a Permitted Acquisition for all purposes hereunder, and (ii) upon the funding of Delayed Draw Term Loan A-1 in connection with the Project Paladin Acquisition following the satisfaction or waiver of the conditions to such funding in Section 7.3(b), the Project Paladin Acquisition shall be deemed to be a Permitted Acquisition for all purposes hereunder; provided that if the Borrower does not use proceeds of the Delayed Draw Term Loan A-1 for one or both of the Project Zircaloy Acquisition and Project Paladin Acquisition, each such Acquisition may still constitute a Permitted Acquisition upon satisfaction of the applicable conditions set forth in this Permitted Acquisition definition (excluding this sentence).

“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Contingent Obligations” means Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge permitted hereunder; (c) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations (other than letters of credit) and not constituting borrowed money; (d) arising from customary indemnification obligations in favor of purchasers or sellers, as applicable, in connection with Asset Dispositions permitted hereunder or Permitted Acquisitions; (e) arising under the Loan Documents; or (f) in an aggregate amount of $12,500,000 or less at any time

“Permitted Investments” means:

(a)           direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing within one year from the date of acquisition;

(b)           commercial paper maturing within two hundred seventy (270) days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(c)           demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(d)           money market or mutual funds whose investments are limited to those types of investments described in clauses (a)-(c) above;

(e)           repurchase agreements with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a)-(c) above entered into by any Person with a bank or trust company (including, without limitation, any of the Lenders or the Administrative Agent) or recognized securities dealer having capital and surplus in excess of Five-Hundred Million Dollars ($500,000,000), in which such Person shall have a perfected, first-priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one-hundred percent (100.0%) of the amount of the applicable repurchase obligations; and

(f)            investments made under the Cash Management Agreements or under cash management agreements with any other Lenders.

“Permitted Joint Ventures” means joint ventures engaged in any similar line of business as Holdings and its Subsidiaries (or one reasonably ancillary or complementary thereto).

“Permitted Liens” means:

(a)            Liens for taxes, assessments, or similar charges, incurred in the Ordinary Course of Business and which are not yet due and payable;

(b)            pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c)            (i) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the Ordinary Course of Business that (A) are not yet due and payable or (B) are being Properly Contested and (ii) Liens of landlords securing obligations to pay lease payments that (A) are not yet due and payable or in default or (B) are being Properly Contested;

(d)            good-faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money or as security for Hedge Liabilities or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business;

(e)            encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(f)            Liens in the Collateral in favor of the Secured Parties;

(g)            any Lien existing on the date of this Agreement and described on Schedule 1.1(D) and any replacements, modifications, renewals or extensions thereof; provided that the principal amount secured thereby is not hereafter increased, no additional assets become subject to such Lien, the direct or any contingent obligations with respect thereto is not changed and any renewal or extension of the obligations secured thereby is permitted by Section 9.1(b);

(h)            purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 9.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(i)            statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the property or materially impair operation of the business of any Loan Party or Subsidiary;

(j)            Liens incurred or deposits made with respect to any Loan Party or Subsidiary in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to borrowed money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to the Administrative Agent’s Liens;

(k)            Liens securing judgment for the payment of money (or appeal or other surety bond, relating to such judgment) against any Loan Party or Subsidiary, or any property of a Loan Party or Subsidiary, as long as such judgment does not constitute an Event of Default under Section 10.1;

(l)            normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(m)          licenses, sublicenses, leases or subleases of Intellectual Property granted by the Loan Parties or any of their respective Subsidiaries to the extent such licenses, sublicenses, leases or subleases are permitted by Section 9.6;

(n)           Liens securing Indebtedness owing by Foreign Subsidiaries permitted pursuant to Section 9.1(m), Section 9.1(n) or Section 9.1(p) so long as (i) any Loan Party guarantee of such Indebtedness is permitted pursuant to Section 9.1(f) and (ii) such Indebtedness is not secured by the Collateral;

(o)           Liens exclusively on the unearned premiums relating to debt incurred in the Ordinary Course of Business in connection with the financing of insurance premiums; provided, that the amount of debt secured by such Liens shall not exceed $10,000,000 in any twelve-month period;

(p)           possessory Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q)           Liens in favor of any Loan Party and Liens granted by any Subsidiary that is not a Loan Party in favor of any other Subsidiary that is not a Loan Party;

(r)            Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition, any Investment permitted hereunder, any Asset Disposition permitted hereunder or any other transaction permitted hereunder;

(s)           other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000;

(t)            Leases, subleases or licenses of properties owned, leased or licensed by Holdings or its Subsidiaries, in each case, entered into in the ordinary course of business so long as such leases, subleases and licenses are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(u)           Liens arising from UCC financing statements filings relating to leases or consignment of goods entered into by Holdings and its Subsidiaries in the Ordinary Course of Business and not prohibited by this Agreement or any other Loan Document; and

(v)           in the case of any non-wholly owned Subsidiary of the Borrower, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement so long as such Equity Interests do not constitute Disqualified Equity Interests.

For purposes of determining compliance with Section 9.2, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Loan Parties, in their sole discretion, may classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this definition and Section 9.2; provided that all Liens securing the Obligations shall at all times be justified in reliance only on the exception in clause (f) of this definition.

“Permitted Pro Forma Adjustments” means, as applied to any Person or business unit, means any adjustment to the actual results of operations of such Person or business unit that is permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933 or that are otherwise approved by the Administrative Agent or Required Lenders to reflect verifiable and adequately documented severance payments and reductions in, among other items, officer and employee compensation, insurance expenses, interest expense, rental expense and other overhead expense, and other quantifiable expenses which are not anticipated to be incurred on an ongoing basis following consummation of such Specified Transaction and which (x) are identified in documentation reasonably acceptable to the Administrative Agent; provided that, with respect to any Permitted Acquisition, such adjustments are identified in a quality of earnings report from a third-party firm reasonably acceptable to the Administrative Agent, and (y) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as described in reasonable detail on a certificate of an Authorized Officer of Holdings delivered to the Administrative Agent. Subject to the foregoing, for purposes of calculating compliance with the financial covenants set forth in Sections 9.12 and 9.13, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition, Consolidated EBITDA shall be calculated with respect to any Person, business, property or asset acquired in a Permitted Acquisition as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any member of the ERISA Group or any such Plan to which the Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” means PNC Bank, National Association, its successors and assigns.

“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the property or Person disposed of in an Asset Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact).

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Potential Default or Event of Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“Project Paladin Acquisition” means the acquisition of all of the equity interests of, the Project Paladin Target pursuant to the Project Paladin Acquisition Agreement.

“Project Paladin Acquisition Agreement” means as is specified in Section 7.3(b).

“Project Paladin Acquisition Agreement Representations” means such of the representations and warranties made by, or with respect to, the Project Paladin Target and its Subsidiaries and Affiliates in the Project Paladin Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates has the right to terminate the Borrower’s or such Affiliate’s obligations under the Project Paladin Acquisition Agreement or decline to consummate the Project Paladin Acquisition (in each case, in accordance with the terms thereof) as a result of a breach or inaccuracy of such representations and warranties in the Project Paladin Acquisition Agreement.

“Project Paladin Collateral” means as is specified in Section 7.3(b).

“Project Paladin Draw” means as is specified in Section 3.1(b).

“Project Paladin Loan Parties” means, collectively, the Project Paladin Target and each of its Subsidiaries that is required to become a Guarantor pursuant to Section 8.8.

“Project Paladin Specified Representations” means the representations and warranties of Holdings and its Subsidiaries (including the Project Paladin Target and its Subsidiaries) set forth in Section 6.1(a)(i), (ii), (iii) and (iv), Section 6.2 (solely with respect to the Investment Company Act), Section 6.3, Section 6.4, Section 6.8, Section 6.12 (subject to the limitations related to delivery and perfection of security interest in Collateral set forth in Section 7.3(a)), Section 6.16 (as to each Loan Party after giving effect to the consummation of the Project Paladin Acquisition, the funding of the Project Paladin Draw and the consummation of the transactions related thereto), Section 6.17, Section 6.18, Section 6.19 and Section 6.22 (subject to Permitted Liens and the extended time period provided in Section 7.3(b)(viii)).

“Project Paladin Target” means the target company identified by the Borrower to the Administrative Agent as “Project Paladin”.

“Project Zircaloy Acquisition” means the acquisition of substantially all of the assets of, or all of the equity interests of, the Project Zircaloy Target pursuant to the Project Zircaloy Acquisition Agreement.

“Project Zircaloy Acquisition Agreement” means as is specified in Section 7.3(a).

“Project Zircaloy Acquisition Agreement Representations” means such of the representations and warranties made by, or with respect to, the Project Zircaloy Target and its Subsidiaries and Affiliates in the Project Zircaloy Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates has the right to terminate the Borrower’s or such Affiliate’s obligations under the Project Zircaloy Acquisition Agreement or decline to consummate the Project Zircaloy Acquisition (in each case, in accordance with the terms thereof) as a result of a breach or inaccuracy of such representations and warranties in the Project Zircaloy Acquisition Agreement.

“Project Zircaloy Collateral” means as is specified in Section 7.3(a).

“Project Zircaloy Draw” means as is specified in Section 3.1(b).

“Project Zircaloy Loan Parties” means, collectively, the Project Zircaloy Target and each of its Subsidiaries that is required to become a Guarantor pursuant to Section 8.8.

“Project Zircaloy Specified Representations” means the representations and warranties of Holdings and its Subsidiaries (including the Project Zircaloy Target and its subsidiaries) set forth in Section 6.1(a)(i), (ii), (iii) and (iv), Section 6.2 (solely with respect to the Investment Company Act), Section 6.3, Section 6.4, Section 6.8, Section 6.12 (subject to the limitations related to delivery and perfection of security interest in Collateral set forth in Section 7.3(a)), Section 6.16 (as to each Loan Party after giving effect to the consummation of the Project Zircaloy Acquisition, the funding of the Project Zircaloy Draw and the consummation of the transactions related thereto), Section 6.17, Section 6.18, Section 6.19 and Section 6.22 (subject to Permitted Liens and the extended time period provided in Section 7.3(a)(viii)).

“Project Zircaloy Target” means the target company identified by the Borrower to the Administrative Agent as “Project Zircaloy”.

“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; and (d) non-payment could not cause a Material Adverse Change.

“QFC Credit Support” means as is specified in Section 12.14(a).

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified LTIP Accrual Amounts” means any accrued compensation expense (to the extent such expense is deducted in the calculation of net income) under a Long Term Incentive Plan of any of the Loan Parties or Subsidiaries in respect of awards granted on or prior to November 4, 2021.

“Ratable Share” means:

(a)            with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders; provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(b)            with respect to a Lender’s (x) obligation to make a Term Loan of any Class and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loan of such Class bears to the Term Loans of such Class of all of the Lenders; provided that if such Term Loan has not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments of such Class of the Lenders and not the amount of their Term Loans; and

(c)            with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus the aggregate outstanding principal amount of all Term Loans held by such Lender, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus the aggregate outstanding amount of all Term Loans of all Lenders; provided, however, that (A) if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and (B) if any Term Loan has not yet been funded, the computation in this clause shall be determined based upon the applicable Term Loan Commitments and not the current amount of such Term Loan, subject to Section 5.15.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of Holdings, the Borrower or any Subsidiary.

“Refinancing Conditions” means the following conditions for Refinancing Indebtedness: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Indebtedness being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced (if such Indebtedness was subordinated); (d) the representations, covenants and defaults applicable to it are no less favorable to Borrower, taken as a whole, than those applicable to the Indebtedness being extended, renewed or refinanced, taken as a whole; (e) if such Indebtedness being refinanced was secured by a Lien, no additional Lien beyond such Lien is granted to secure it; (f) no additional Person is obligated on such Indebtedness; and (g) upon giving effect to it, no Event of Default exists. The definition of Refinancing Conditions is subject to the terms and conditions set forth in the last paragraph of Section 9.1.

“Refinancing Indebtedness” means Indebtedness that is the result of an extension, renewal or refinancing of Indebtedness permitted under Sections 9.1(b), 9.1(c) or 9.1(e)(iv).

“Reimbursement Obligation” means as is specified in Section 2.8(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Removal Effective Date” means as is specified in Section 11.6(b).

“Reportable Compliance Event” means that: (a) any Covered Entity (i) becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or (ii) has knowledge (A) of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law or (B) that any Covered Entity is subject to any investigation or inquiry with respect to any potential violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Administrative Agent, the Lead Arranger, the Issuing Lender, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any International Trade Law or Anti-Corruption Law; (c) a Covered Entity’s use of any proceeds of the Facilities/Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (d) any Covered Entity obtains a license required for such Person to transact with a Sanctioned Person or in a Sanctioned Jurisdiction (with a copy thereof to be delivered upon the request of the Administrative Agent); (e) any pledged Collateral qualifies as Blocked Property; or (f) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the International Trade Law- or Anti-Corruption Law-specific representations and covenants herein.

“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, at least two (2) unaffiliated Lenders (unless there is only one (1) Lender, in which case such Lender) having (i) with respect to the Revolving Credit Facility, more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), (ii) with respect to the Term Loan A Facility, more than 50% of the aggregate outstanding amount of the Term Loan A, (iii) with respect to the DDTL A-1 Facility, more than 50% of the aggregate outstanding amount of the Delayed Draw Term Loan A-1 and unused DDTL A-1 Commitments, (iv) with respect to the DDTL A-2 Facility, more than 50% of the aggregate outstanding amount of the Delayed Draw Term Loan A-2 and unused DDTL A-2 Commitments, or (v) with respect to any Incremental Term Loan Facility, more than 50% of the aggregate outstanding amount of any Incremental Term Loans of the applicable Class and unused Incremental Term Loan Commitments of such Class.

“Required Lenders” means at least two (2) unaffiliated Lenders (unless there is only one (1) Lender, in which case such Lender) (other than any Defaulting Lender) having more than 50% of the sum of (i) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), plus (ii) the aggregate outstanding principal amount of all Term Loans plus (iii) the aggregate amount of any unused Commitments to make a Term Loan.

“Required Share” means as is specified in Section 5.11.

“Resignation Effective Date” means as is specified in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” means, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP or (b) are subject to any Lien in favor of any Person other than Administrative Agent for the benefit of the holders of the Obligations (but excluding amounts serving as cash collateral for Letters of Credit) other than bankers’ liens and rights of setoff.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any option, warrant or other right to acquire any such Equity Interests in Holdings.

“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments means the aggregate Revolving Credit Commitments of all of the Lenders. On the Closing Date, the aggregate amount of the Revolving Credit Commitments is $175,000,000.

“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2.

“Revolving Credit Loans” means, collectively, and Revolving Credit Loan means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or Section 2.8(c).

“Revolving Facility Usage” means at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swingline Loans, and the Letter of Credit Obligations.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Syria and the Zaporizhzhia and Kherson Regions of Ukraine).

“Sanctioned Person” means any Person that is (a) organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any Sanctions-related list maintained by any Compliance Authority that prohibit or restrict transactions or dealings, or the provision of services to or with designated Persons, countries or territories; or (c) subject to Sanctions as a result of a relationship of ownership or control with any of the foregoing where relevant under applicable Sanctions.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce); the United Nations Security Council; the European Union; or His Majesty’s Treasury of the United Kingdom.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Cash Management Banks, the Hedge Banks, the Canadian Obligation Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“Settlement Date” means the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” means as specified in the definition of “Daily Simple SOFR”.

“SOFR Floor” means a rate of interest per annum equal to 0.0 basis points (0.00%).

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. “Solvency” has a corresponding meaning.

“Specified Event of Default” means an Event of Default arising under Sections 10.1(a), (c) (solely with respect to the failure to comply with Sections 9.12 or 9.13) or (j) hereof.

“Specified Representations” means in connection with a Limited Condition Transaction, (a) the representations and warranties made by or on behalf of the target of such Limited Condition Transaction, its subsidiaries or their respective businesses in the applicable acquisition agreement which are material to the interest of the Lenders, but only to the extent that the applicable Loan Party or Subsidiary has the right to terminate its obligations under such acquisition agreement or to decline to consummate such Limited Condition Transaction as a result of a breach of such representations and warranties, and (b) the representations and warranties of the Loan Parties set forth in Section 6.1(a)(i)-6.1(a)(iv), Section 6.4 (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral), Section 6.2 (solely with respect to the last sentence thereof), Section 6.8, Section 6.12, Section 6.16, Section 6.17, Section 6.18, and Section 6.22.

“Specified Transactions” means (a) any permitted Investment, (b) any Permitted Acquisition, (c) any sale, transfer or other disposition of assets or property or a sale of a business unit, line of business or division of all or substantially all of the assets of, or customer lists of, Holdings or a Subsidiary, (d) any capital expenditure and (e) any merger or other business combination.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the Ordinary Course of Business.

“Statements” means as is specified in Section 6.6(a).

“Subordinated Indebtedness” means Indebtedness incurred by any Loan Party or Subsidiary that is expressly subordinate and junior in right of payment to the payment in full of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Administrative Agent and the Required Lenders.

“Subsidiary”, of any Person, at any time, means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b)  which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.

“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrower pursuant to Section 2.1(b) hereof in an aggregate principal amount up to $10,000,000.

“Swingline Loan Lender” means PNC, in its capacity as a lender of Swingline Loans.

“Swingline Loan Note” means the Swingline Loan Note of the Borrower in the form of Exhibit D evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancing or refunding thereof in whole or in part.

“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.5(b) hereof.

“Swingline Loans” means, collectively, and Swingline Loan means, separately, all Swingline Loans or any Swingline Loan made by PNC to the Borrower pursuant to Section 2.1(b) hereof.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20 and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” means as is specified in the definition of Permitted Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender holding a portion of the Term Loan A, the Delayed Draw Term Loan A-1, the Delayed Draw Term Loan A-2 and/or any Incremental Term Loan.

“Term Loan A” means as is specified in Section 3.1.

“Term Loan A Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and “Term Loan Commitments” means the aggregate Term Loan Commitments of all of the Lenders. The aggregate principal amount of all Lenders’ Term Loan A Commitments as of the Closing Date is $225,000,000.

“Term Loan A Facility” means the term loan facility provided pursuant to Article 3.

“Term Loan Commitment” means, as to any Lender at any time, its Term Loan A Commitment, its DDTL A-1 Commitment, its DDTL A-2 Commitment and/or any Incremental Term Loan Commitment.

“Term Loan Maturity Date” means (a) with respect to the Term Loan A, the Delayed Draw Term Loan A-1 and the Delayed Draw Term Loan A-2, December 20, 2029, and (b) with respect to any Incremental Term Loan, the date set forth in the relevant Lender Joinder Agreement with respect to such Incremental Term Loan, in each case as such date may be extended pursuant to Section 5.16(a) or Section 12.1.

“Term Loans” means, collectively, the Term Loan A, the Delayed Draw Term Loan A-1, the Delayed Draw Term Loan A-2 and any Incremental Term Loan and “Term Loan” means, individually, any of the Term Loan A, the Delayed Draw Term Loan A-1, the Delayed Draw Term Loan A-2 or any Incremental Term Loan.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

“Term SOFR Rate Loan” means a Loan that bears interest based on Term SOFR Rate.

“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) and Section 4.1(c)(ii), as applicable.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Transactions” means (a) the refinancing of the Loan Parties existing Indebtedness, (b) the funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement, (c) the consummation of any other transactions in connection with the foregoing on the Closing Date and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“UCP” means as is specified in Section 12.11(a).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents maintained in deposit accounts in the United States that are not Restricted at such time.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” means as is specified in Section 12.14.

“U.S. Tax Compliance Certificate” means as is specified in Section 5.9(g)(ii)(2)(III).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3            Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.6(a). Notwithstanding the foregoing, if at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for all purposes of this Agreement and the other Loan Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Lease Obligations in a manner consistent with the treatment under GAAP as in effect immediately prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02.

1.4            Benchmark Replacement Notification. Section 4.4(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5            Limited Condition Transactions. For purposes of determining compliance on a Pro Forma Basis with any Consolidated Total Net Leverage Ratio or any other basket based on Consolidated EBITDA or total assets, or whether a Potential Default or Event of Default has occurred and is continuing, in each case in connection with the consummation of a Limited Condition Transaction, the date of determination shall, at the option of the Borrower, be the time the definitive agreements for such Limited Condition Transaction are entered into (the “LCA Test Date”) after giving effect to such Limited Condition Transaction on a Pro Forma Basis (provided that notwithstanding the foregoing, in all cases no Specified Event of Default shall have occurred and be continuing after giving effect to such Acquisition) and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the most recently completed Measurement Period then ended prior to the LCA Test Date, and, for the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount including due to fluctuations in Consolidated EBITDA of Holdings or the person subject to such acquisition, at or prior to the consummation of the relevant Limited Condition Transaction, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated; provided that if the Borrower elects to have such determinations occur at the time of entry into such definitive agreement, the Limited Condition Transaction and the Incremental Term Loan to be incurred (and any associated Lien) and the use of proceeds thereof (and the consummation of the applicable Acquisition) shall be deemed incurred and/or applied at the time of such election (until such time as the Incremental Term Loan is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable Acquisition) and outstanding thereafter for purposes of determining compliance on a Pro Forma Basis with any applicable Consolidated Total Net Leverage Ratio or any other financial covenant or ratio basket or calculation of total assets, as the case may be (it being understood and agreed that with respect to any such ratio test or basket (even if unrelated to determining whether such Acquisition is a Permitted Acquisition), the Borrower shall demonstrate compliance with the applicable test both after giving effect to the applicable Limited Condition Transaction and assuming that such transaction had not occurred). Notwithstanding the foregoing, it is understood and agreed that (a) in the event the consummation of any such Limited Condition Transaction shall not have occurred on or prior to the date that is one hundred eighty (180) days following the signing of the definitive agreement therefore, such transaction shall no longer constitute a Limited Condition Transaction for any purpose hereunder and (b) in no event will any Incremental Revolving Credit Commitment be subject to the Limited Condition Transaction provisions of this Section 1.5 and Section 5.17.

Article 2
REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES

2.1            Revolving Credit Commitments.

(a)            Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

(b)            Swingline Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 with respect to Swingline Loans, PNC may, at its option, cancelable at any time for any reason whatsoever, make Swingline Loans (the “Swingline Loans”) to the Borrower in Dollars at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $10,000,000; provided that after giving effect to such Swingline Loan (i) the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1(b).

2.2            Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3            Commitment Fees. Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the amount set forth in the “Commitment Fee” column of the definition of Applicable Margin (and based on the pricing level applicable to such day and computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) multiplied by the difference for such day between the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swingline Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swingline Loans); provided that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4            Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders; and provided, further, that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Swingline Loan Commitment then in effect, the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in integral multiples of $1,000,000 and an amount equal to no less than $5,000,000, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.

2.5            Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests.

(a)            Revolving Credit Loan Requests; Conversions and Renewals. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans, or any Term Loan pursuant to Section 4.2, by delivering to the Administrative Agent, not later than 10:00 a.m. Eastern Time:

(i)            three (3) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans to which the Term SOFR Rate Option applies or (b) the conversion to or the renewal of the Term SOFR Rate Option for any Loans; and

(ii)            the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan,

in each case, a duly completed request therefor substantially in the form of Exhibit G or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the Interest Rate Option and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Term SOFR Rate Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option.

(b)            Swingline Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit H hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swingline Loan, which shall be not less than $100,000.

2.6            Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans.

(a)            Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5, notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.3, fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6(b).

(b)            Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)            Making Swingline Loans. So long as PNC elects to make Swingline Loans, PNC shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b), fund such Swingline Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. Eastern Time on the Borrowing Date. A Swingline Loan Note shall, if required by PNC, evidence the Swingline Loans.

(d)            Repayment of Revolving Credit Loans. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date.

(e)            Borrowings to Repay Swingline Loans.

(i)            PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon; provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5(a) without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) or in Section 7.3 are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from PNC.

(ii)            If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)            Swingline Loans Under Cash Management Agreements. In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.6(c), without the requirement for a specific request from the Borrower pursuant to Section 2.5(b), PNC as the Swingline Loan Lender may make Swingline Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swingline Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swingline Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swingline Loans made pursuant to this Section 2.6(f) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount specified in Section 2.1(b), (ii) not be subject to the limitations as to individual amount specified in Section 2.5(b), (iii) be payable by the Borrower, both as to principal and interest, at the rates and times specified in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swingline Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6(e), and (vi) except as provided in Sections 2.6(f)(i) through 2.6(f)(v), be subject to all of the terms and conditions of this Article 2.

2.7            Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swingline Loans and Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note, a swing Note and a term Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment, Swingline Loan Commitment, or Term Loan Commitment, as applicable, of such Lender.

2.8            Letter of Credit Subfacility.

(a)            Issuance of Letters of Credit. The Borrower or any other Loan Party may at any time prior to the Expiration Date request the issuance of a letter of credit (each, a “Letter of Credit”) for its own account or the account of another Loan Party or on behalf of the Borrower and either an Excluded Subsidiary or a Subsidiary of the Borrower which is not a Loan Party (in which case the Borrower and such Excluded Subsidiaries or Subsidiary, as applicable, shall be co-applicants with respect to such Letter of Credit) or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the applicable Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the applicable Issuing Lender may specify from time to time by no later than 10:00 a.m. Eastern Time at least five (5) Business Days, or such shorter period as may be agreed to by the applicable Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit). The Borrower or any Loan Party shall authorize and direct the applicable Issuing Lender to name the Borrower or any Loan Party or any Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the applicable Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the applicable Issuing Lender will provide the Administrative Agent with a copy thereof. As of the Closing Date, each of the Existing Letters of Credit (to the extent then outstanding) shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(i)            Unless the applicable Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, the applicable Issuing Lender or any of the applicable Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date; and provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $30,000,000 (the “Letter of Credit Sublimit”) or (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article 7 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

(ii)            Notwithstanding Section 2.8(a)(i), no Issuing Lender shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Issuing Lender Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)            Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Letters of Credit times the daily amount available to be drawn under each Letter of Credit (it being understood and agreed that in no event shall the fee under this Section 2.8(b)(i) in respect of any Letter of Credit be less than the Administrative Agent’s minimum fee in effect from time to time), and (ii) to the applicable Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit issued by such Issuing Lender. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the applicable Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)            Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)            In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the applicable Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the applicable Issuing Lender prior to 12:00 noon on each date that an amount is paid by the applicable Issuing Lender under any Letter of Credit issued by such Issuing Lender (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the applicable Issuing Lender an amount equal to the amount so paid by the applicable Issuing Lender. In the event the Borrower fails to reimburse the applicable Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit issued by such Issuing Lender by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 7.3 other than any notice requirements. Any notice given by the Administrative Agent or any Issuing Lender pursuant to this Section 2.8(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8(c)) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the applicable Issuing Lender will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the applicable Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).

(iii)            With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.8(c)(i), because of the Borrower’s failure to satisfy the conditions specified in Section 7.3 other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).

(d)            Repayment of Participation Advances.

(i)              Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by the applicable Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the applicable Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the applicable Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the applicable Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the applicable Issuing Lender.

(ii)             If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of any Issuing Lender pursuant to this Section 2.8 in reimbursement of a payment made under any Letter of Credit issued by the applicable Issuing Lender or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the applicable Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate in effect from time to time.

(e)            Documentation. Each Loan Party agrees to be bound by the terms of the applicable Issuing Lender’s application and agreement for letters of credit and the applicable Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Lender shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f)             Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)            Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c), as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the applicable Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i)              any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the applicable Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)             the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Sections 2.1, 2.5, 2.6 or 7.3 or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c);

(iii)            any lack of validity or enforceability of any Letter of Credit;

(iv)            any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the applicable Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)             the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuing Lender or any of its Affiliates has been notified thereof;

(vi)            payment by any Issuing Lender or any of its Affiliates under any Letter of Credit issued by such Issuing Lender against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)           the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)         any failure by any Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the applicable Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the applicable Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)            any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)             any breach of this Agreement or any other Loan Document by any party thereto;

(xi)            the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)           the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)          the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h)            Liability for Acts and Omissions. As between any Loan Party and any Issuing Lender, or such Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit issued by such Issuing Lender, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the applicable Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the applicable Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve any Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, in no event shall any Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, each Issuing Lender and each of their respective Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the applicable Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the applicable Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by any Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(i)             Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

Article 3
TERM LOANS

3.1            Term Loan Commitments.

(a)            Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender severally agrees to make a term loan (the “Term Loan A”) to the Borrower on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding, such Lender’s Term Loan A Commitment.

(b)            Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender severally agrees to make term loans (each, a “Delayed Draw Term Loan A-1”) to the Borrower, in up to two (2) draws during the DDTL A-1 Availability Period, in an aggregate amount up to, but not exceeding, such Lender’s DDTL A-1 Commitment. One draw, if applicable, shall be made contemporaneously with the closing of the Project Zircaloy Acquisition (the “Project Zircaloy Draw”) in an aggregate amount not to exceed the sum of the purchase price and the related fees and expenses with respect to the Project Zircaloy Acquisition. The other draw, if applicable, shall be made contemporaneously with the closing of the Project Paladin Acquisition (the “Project Paladin Draw”) in an aggregate amount not to exceed the sum of the purchase price and the related fees and expenses with respect to the Project Paladin Acquisition. Amounts prepaid or repaid in respect of the Delayed Draw Term Loan A-1 may not be reborrowed. Notwithstanding anything to the contrary set forth herein, (i) the funding of the Project Zircaloy Draw hereunder shall be subject only to the conditions precedent set forth in Section 7.3(a) and (ii) the funding of the Project Paladin Draw hereunder shall be subject only to the conditions precedent set forth in Section 7.3(b).

(c)            Subject to the terms and conditions hereof (including, without limitation, the condition set forth in Section 7.2(d)), and relying upon the representations and warranties herein specified, each Lender severally agrees to make one or more term loans (each, a “Delayed Draw Term Loan A-2”) to the Borrower, from time to time, on any Business Day during the DDTL A-2 Availability Period, in an aggregate amount up to, but not exceeding, such Lender’s DDTL A-2 Commitment. Amounts prepaid or repaid in respect of the Delayed Draw Term Loan A-2 may not be reborrowed.

3.2            Nature of Lenders’ Obligations with Respect to Term Loans and Delayed Draw Term Loans; Repayment Terms; Commitment Fees; Termination or Reduction of Term Loan Commitments.

(a)            The obligations of each Lender to make advances under a Class of Term Loans to the Borrower shall equal its Ratable Share of the requested Term Loan of such Class; provided that no Lender’s advances under a Term Loan of any Class to the Borrower shall exceed its Term Loan Commitment with respect to such Class of Term Loan. The failure of any Lender to make an advance under such Term Loan shall not relieve any other Lender of its obligations to make its advance under such Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make advances under the Term Loan A after the Closing Date, and any portion of the Term Loan A Commitment not drawn on the Closing Date shall automatically expire. The Term Loan A Commitments, the DDTL A-1 Commitments and the DDTL A-2 Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1.

(b)            The Borrower shall repay to the applicable Lenders the aggregate principal amount of the Term Loan A outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 and Section 5.3):

Date	Amount
March 31, 2025	$2,812,500
June 30, 2025	$2,812,500
September 30, 2025	$2,812,500
December 31, 2025	$2,812,500
March 31, 2026	$2,812,500
June 30, 2026	$2,812,500
September 30, 2026	$2,812,500
December 31, 2026	$2,812,500
March 31, 2027	$2,812,500
June 30, 2027	$2,812,500
September 30, 2027	$2,812,500
December 31, 2027	$2,812,500
March 31, 2028	$2,812,500
June 30, 2028	$2,812,500
September 30, 2028	$2,812,500
December 31, 2028	$2,812,500
March 31, 2029	$2,812,500
June 30, 2029	$2,812,500
September 30, 2029	$2,812,500

provided, however, that the final principal repayment installment of the Term Loan A shall be repaid on the Term Loan Maturity Date applicable to the Term Loan A and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan A outstanding on such date.

(c)            The Borrower shall repay to the applicable Lenders the outstanding principal amount of the Delayed Draw Term Loan A-1, if any, in equal quarterly installments (as such installments may be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 and Section 5.3) on the last day of each Fiscal Quarter, commencing with the first full Fiscal Quarter of the Borrower ending after the initial advance under the Delayed Draw Term Loan A-1 is made pursuant to Section 3.1(b), in an amount equal to 1.25% per Fiscal Quarter of the initial principal amount of all prior advances made under the Delayed Draw Term Loan A-1 at least one full Fiscal Quarter prior to such payment date; provided, however, that the final principal repayment installment of the Delayed Draw Term Loan A-1 shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Delayed Draw Term Loan A-1 outstanding on such date.

(d)            The Borrower shall repay to the applicable Lenders the outstanding principal amount of the Delayed Draw Term Loan A-2, if any, in equal quarterly installments (as such installments may be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 and Section 5.3) on the last day of each Fiscal Quarter, commencing with the first full Fiscal Quarter of the Borrower ending after the initial advance under the Delayed Draw Term Loan A-2 is made pursuant to Section 3.1(c), in an amount equal to 1.25% per Fiscal Quarter of the initial principal amount of all prior advances made under the Delayed Draw Term Loan A-2 at least one full Fiscal Quarter prior to such payment date; provided, however, that the final principal repayment installment of the Delayed Draw Term Loan A-2 shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Delayed Draw Term Loan A-2 outstanding on such date.

(e)            The Borrower shall repay the outstanding principal amount of any Incremental Term Loan established after the Closing Date pursuant to Section 5.17 in installments on the dates and in the amounts set forth in the documents executed and delivered by the Borrower pursuant to which such Incremental Term Loan is established.

(f)            Accruing for each day from the Closing Date until the termination of the DDTL A-1 Availability Period (and without regard to whether the conditions to making any DDTL Term Loan A-1 are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “DDTL A-1 Commitment Fee”) equal to the amount set forth in the “Commitment Fee” column of the definition of Applicable Margin (and based on the pricing level applicable to such day and computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) multiplied by the unused DDTL A-1 Commitments for such day; provided that no Defaulting Lender shall be entitled to receive any DDTL A-1 Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such DDTL A-1 Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all DDTL A-1 Commitment Fees shall be payable in arrears on each Payment Date.

(g)            Accruing for each day from the Closing Date until the termination of the DDTL A-2 Availability Period (and without regard to whether the conditions to making any DDTL Term Loan A-2 are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “DDTL A-2 Commitment Fee”) equal to the amount set forth in the “Commitment Fee” column of the definition of Applicable Margin (and based on the pricing level applicable to such day and computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) multiplied by the unused DDTL A-2 Commitments for such day; provided that no Defaulting Lender shall be entitled to receive any DDTL A-2 Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such DDTL A-2 Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all DDTL A-2 Commitment Fees shall be payable in arrears on each Payment Date.

3.3            Termination or Reduction of Term Loan Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the unused Term Loan Commitments of any Class or, from time to time, to reduce the aggregate amount of the Term Loan Commitments of any Class (ratably among the Lenders in proportion to their Ratable Shares). Any such reduction shall be in integral multiples of $1,000,000 and an amount equal to no less than $5,000,000, and shall reduce permanently the applicable Term Loan Commitments then in effect. Any such reduction or termination shall be accompanied by outstanding Commitment Fees. Any notice to reduce Term Loan Commitments under this Section 2.4 shall be irrevocable.

Article 4
INTEREST RATES

4.1            Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Term SOFR Rate Option specified below applicable to the Revolving Credit Loans, the Terms Loans, or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches of Revolving Credit Loans or more than ten (10) Borrowing Tranches of Term Loans across all Classes of Term Loans; provided, further, that if an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew the Term SOFR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Term SOFR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 in connection with such conversion or at the end of the applicable Interest Period. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(a)            Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)              Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)             Revolving Credit Term SOFR Rate Option: A rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(b)            Swingline Loan Interest Rate. Subject to Section 4.3, only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swingline Loans.

(c)            Term Loan Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

(i)              Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)             Term Loan Term SOFR Rate Option: A rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(d)            Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

(e)            Conforming Changes Relating to the Term SOFR Rate. With respect to the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

4.2            Interest Periods. At any time when the Borrower shall select, convert to or renew a Term SOFR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such Term SOFR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term SOFR Rate Option:

(a)            Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Term SOFR Rate Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.5(a); and

(b)            Renewals. In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3            Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent (or automatically in the case of an Event of Default under Section 10.1(a)(i)):

(a)            Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) or Section 4.1, respectively, shall be increased by 2.0% per annum;

(b)            Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and

(c)            Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

4.4            Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a)            Unascertainable; Increased Costs.  If, at any time:

(i)              the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Term SOFR Rate cannot be determined pursuant to the definition thereof; or

(ii)             the Required Lenders determine that for any reason in connection with any request for a Term SOFR Rate Loan or conversion thereto or continuation thereof that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan during the applicable Interest Period, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4(c).

(b)            Illegality.  If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Loan, or the determination or charging of interest rates based on the Term SOFR Rate, has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 4.4(c).

(c)            Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 4.4(a) above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Term SOFR Rate Loan, as applicable, shall be suspended (to the extent of the affected Term SOFR Rate Loan or Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 4.4(a) and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option and the Term SOFR Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of a Base Rate Loan.  If any Lender notifies the Administrative Agent of a determination under Section 4.4(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10, as to any Loan of the Lender to which a Term SOFR Rate Option applies, on the date specified in such notice either convert such Loan to a Base Rate Loan otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.2.  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to a Base Rate Loan upon such specified date.

(d)            Benchmark Replacement Setting.

(i)              Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section 4.4(d)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)             Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)             Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

4.5            Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with Section 2.5, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans or Term Loans as the case may be, commencing upon the last day of the existing Interest Period. If the Borrower provides any Loan Request related to a Loan at the Term SOFR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.

Article 5
PAYMENTS; Taxes; Yield maintenance; ETC.

5.1            Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. Eastern Time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. Eastern Time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2            Voluntary Prepayments.

(a)            Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans of any Class, in whole or part, without premium or penalty (except as provided in Section 5.13 below, in Section 5.8 and Section 5.10). Whenever the Borrower desires to prepay any part of the Loans of any Class, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Term Loans that bear interest at the Base Rate Option and at least three (3) Business Days in the case of Loans bearing interest at the Term SOFR Rate Option, or no later than 1:00 p.m. Eastern Time on the date of prepayment of Swingline Loans, setting forth the following information:

(i)              the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)             a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans of any Class and Swingline Loans;

(iii)            a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Term SOFR Rate Option applies; and

(iv)            the total principal amount of such prepayment, which shall not be less than the lesser of (A) the Revolving Facility Usage or (B) $100,000 (or if less the full outstanding amount) for any Swingline Loan or $500,000 for any Revolving Credit Loan or any Term Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.2 shall be applied to the unpaid installments of principal of the Term Loans of the applicable Class on a pro rata basis. Except as provided in Section 4.4(c), if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (1) first to Revolving Credit Loans and then to Term Loans ratably; and (2) after giving effect to the allocations in clause (1) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the Term SOFR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.

5.3            Mandatory Prepayments.

(a)            Sale of Assets; Recovery Events. Within five (5) Business Days of any Asset Disposition permitted by Section 9.6 or Recovery Event, the Borrower shall make a mandatory prepayment of principal on the Loans equal to the Net Cash Proceeds of such Asset Disposition or Recovery Event, together with accrued interest on such principal amount; provided, however, that so long as no Potential Default or Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be applied (i) until the aggregate amount of the Net Cash Proceeds from all such Asset Dispositions or Recovery Events is in excess of $10,000,000 in any Fiscal Year, and (ii) at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Asset Disposition or Recovery Event), to the extent such Net Cash Proceeds are reinvested in assets (excluding current assets as classified in accordance with GAAP) within twelve (12) months after the receipt of such Net Cash Proceeds; provided that if such Net Cash Proceeds shall not have been so reinvested, such prepayment shall be due immediately upon the expiration of the applicable period. All prepayments pursuant to this Section 5.3(a) shall be applied as set forth in Section 5.3(d).

(b)            [Reserved].

(c)            Indebtedness. In the event of any issuance or other incurrence of any Indebtedness (other than Indebtedness permitted by Section 9.1), the Borrower shall, no later than one (1) Business Day after the receipt by Holdings or any of its Subsidiaries of the Net Cash Proceeds from any such issuance or incurrence of Indebtedness, repay the Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds. All prepayments pursuant to this Section 5.3(c) shall be applied as set forth in Section 5.3(d).

(d)            Application of Prepayments.

(i)              Any prepayments made by the Borrower pursuant to Sections 5.3(a) or 5.3(c) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Lenders based on their respective Ratable Shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective Ratable Shares of such interest and fees; fourth, ratably to the principal balance of the Term Loan A, the Delayed Draw Term Loan A-1, the Delayed Draw Term Loan A-2 and any Incremental Term Loan, in each case, until the same shall have been paid in full, pro rata to the Lenders based on their Ratable Shares thereof, and applied to the remaining principal installments thereof (including the installment due on the Term Loan Maturity Date) in the inverse order of scheduled maturities; fifth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Loan Lender, sixth, to the principal balance of the Revolving Credit Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Credit Commitments and seventh, to Cash Collateralize the Letters of Credit in an amount in cash equal to the Letter of Credit Obligations of such date plus any accrued and unpaid fees thereon. The Revolving Credit Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless a Potential Default or an Event of Default has occurred and is continuing and the Required Lenders so request.

(ii)             All prepayments required pursuant to this Section 5.3 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a Term SOFR Rate Option. In accordance with Section 5.10, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term SOFR Rate Option on any day other than the last day of the applicable Interest Period.

5.4            Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and each Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4(c) in the case of an event specified in Section 4.4, 5.8 or 5.13) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as specified in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swingline Loans shall be made by or to the Swingline Loan Lender according to Section 2.6.(e).

5.5            Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)              if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)             the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.6            Administrative Agent’s Clawback.

(a)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6 (a) or Section 3.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.7            Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Term SOFR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.3 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.

5.8            Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;

(ii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender, any Issuing Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Lender or other Recipient, the Borrower will pay to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8(a) or 5.8(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section 5.8 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section 5.8 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9            Taxes.

(a)            Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes each Issuing Lender and the term “applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9.(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(1)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)              in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)            executed originals of IRS Form W-8ECI;

(III)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10          Indemnity. In addition to the compensation or payments required by Section 5.8 or Section 5.9, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a)            payment, prepayment, conversion or renewal of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due); or

(b)            attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 or Section 4.2 or notice relating to prepayments under Section 5.2 or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or

(c)            any assignment of a Loan under the Term SOFR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 5.13.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11         Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swingline Loans and the Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swingline Loans (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1(b). The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5.12         Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.12 or Section 5.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)            Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15 the Person providing Cash Collateral and the applicable Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.12(a) above.

5.13         Replacement of a Lender. If any Lender requests compensation under Section 5.8, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.14, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 or Section 5.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.8;

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 5.8 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable law; and

(e)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.14         Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8, or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 or Section 5.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.15         Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account  of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.2(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Loan Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.12; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.12; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.

(1)            No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)            Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12.

(3)            With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.12, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)             Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures specified in Section 5.12.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Loan Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Loan Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

5.16          Maturity Extensions.

(a)            Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders of such request and of the Notice Date), which such notice shall not, in the case of a request for extension of the Expiration Date, be earlier than forty-five (45) days or later than thirty-five (35) days prior to the Expiration Date then in effect hereunder (the “Existing Expiration Date”), request that (i) each Lender to the Revolving Credit Facility extend the Existing Expiration Date to a date beyond the Existing Expiration Date, or (ii) each Lender to a Term Loan of a specific Class extend the applicable Term Loan Maturity Date then in effect with respect to the Term Loan of such Class (the “Existing Term Loan Maturity Date”) to a date beyond such Existing Term Loan Maturity Date.

(b)            Lender Elections to Extend. Each applicable Lender, acting in its sole and individual discretion, shall, by written notice to the Administrative Agent given by a date specified by the Administrative Agent (which such date shall not be earlier than the date that is ten (10) days after notice is provided to the applicable Lenders, and in any event not earlier than thirty (30) days nor later than twenty (20) days prior to the applicable Expiration Date in the case of extensions of the Expiration Date) (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension, and each Lender that determines not to so extend its Expiration Date or applicable Term Loan Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent in writing of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)            Notification by Administrative Agent. The Administrative Agent shall notify the Borrower in writing of each Lender’s determination under this Section 5.16 promptly, but in no event later than two (2) Business Days after the Notice Date. Upon receipt of the responses of the applicable Lenders, the Administrative Agent and the Borrower shall determine the date upon which the relevant extension, if applicable, shall be effective (the “Extension Effective Date”), which such date shall not (unless agreed by the relevant Lenders and the Administrative Agent) be earlier than ten (10) days after the Notice Date.

(d)            Additional Commitment Lenders. The Borrower shall have the right on or before the Existing Expiration Date or applicable Existing Term Loan Maturity Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent (and, with respect to prospective Additional Commitment Lenders under the Revolving Credit Facility, the Swingline Loan Lender and each Issuing Lender), each of which approvals shall not be unreasonably withheld. Each Additional Commitment Lender shall have entered into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Effective Date, undertake either (i) a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender under the Revolving Credit Facility, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date), or (ii) Term Loans of the applicable Class, in each case in replacement of the applicable Non-Extending Lender, and shall have purchased such Non-Extending Lenders outstanding Loans at par, and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement under the applicable facility.

(e)            Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Expiration Date, or the applicable Term Loan Maturity Date pursuant to this Section 5.16 shall only be effective with respect to any Lender on the Extension Effective Date if:

(i)              in the case of any proposed extension of the Expiration Date, the total of the Revolving Credit Commitments of the Lenders that have agreed so to extend their Expiration Date and the additional Revolving Credit Commitments of the relevant Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Extension Effective Date;

(ii)             in the case of any proposed extension of a Term Loan Maturity Date with respect to an applicable Class of Term Loans, the total of the outstanding Term Loans of the Lenders that have agreed so to extend such Term Loan Maturity Date with respect to such Class of Term Loans shall be more than 50% of the aggregate amount of such Term Loans outstanding immediately prior to the Extension Effective Date;

(iii)            as of the date of such extension, and after giving effect thereto, the representations and warranties of the Borrower and the other Loan Parties herein and in the other Loan Documents shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.16, the representations and warranties contained in Section 6.6 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.11 (and the Borrower and each other Loan Party shall be deemed to have made all such representations and warranties on the proposed Extension Effective Date);

(iv)            no Event of Default or Potential Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(v)            the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such extension) reasonably requested by Administrative Agent in connection with any such extension;

(vi)           on or before the Expiration Date or the applicable Term Loan Maturity Date of each Non-Extending Lender (A) the Borrower shall have paid in full the principal of and interest on all of the Loans made by such Non-Extending Lender to the Borrower hereunder and (B) the Borrower shall have paid in full all other Obligations owing to such Lender hereunder and other under the other Loan Documents (it being understood that after giving effect to this clause (vi) with respect to any Non-Extending Lender, such Non-Extending Lender’s Commitment shall be deemed terminated on the then-existing Expiration Date or Term Loan Maturity Date and such Non-Extending Lender shall no longer be a “Lender” hereunder); and

(vii)          if such extension is being effectuated in accordance with the last paragraph of Section 12.1 pursuant to which the terms of such extended Loans or Commitments are being amended, an amendment entered into by the parties required by such provision shall have become effective.

5.17         Incremental Loans.

At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:

(a)            one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to (i) increase the outstanding principal amount of the outstanding Term Loans of any Class or (ii) establish one or more additional term loan tranches (any such increase or additional term loan, an “Incremental Term Loan”); or

(b)            one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans”); provided that (i) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed the Incremental Cap and (ii) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $5,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than twenty (20) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower shall invite existing Lenders and may invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that both the Swingline Loan Lender and each Issuing Lender shall each approve each Incremental Lender providing any portion of an Incremental Revolving Credit Commitment (such approval not to be unreasonably withheld, conditioned or delayed). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. No Loan or Commitment of any Lender shall be increased without the consent of such Lender, and none of the Lead Arrangers and/or their Affiliates shall have any obligation to arrange any Incremental Loans without its prior written agreement. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(i)              no Potential Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith; provided that in connection with a requested borrowing of any Incremental Term Loan for the express purposes of funding, in whole or in part, the purchase price of a Permitted Acquisition that is a Limited Condition Transaction, the condition of this clause (i) shall be (x) no Potential Default or Event of Default exists or would exist at the time a binding purchase agreement for such transaction is entered into by the applicable Loan Party and (y) the absence of a Specified Event of Default at the time of and after giving effect to the consummation of such Limited Condition Transaction;

(ii)             the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants specified in Sections 9.12 and 9.13, in each case based on the financial statements most recently delivered pursuant to Section 8.11(a) or 8.11(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully drawn) and (z) any Permitted Acquisition consummated in connection therewith;

(iii)           each of the representations and warranties contained in Article 6 shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date (regardless of whether the Incremental Loan Commitments, as applicable, are actually drawn on the Increased Amount Date) with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date); provided that in connection with a requested borrowing of any Incremental Term Loan for the sole express purpose of financing in whole or in part the purchase price for a Limited Condition Transaction, (i) such representations and warranties shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, in which case, such representation and warranty shall be true, correct and complete in all respects) on and as of the date of effectiveness of the definitive purchase agreement for such Limited Condition Transaction and (ii) the representations and warranties required to be correct and accurate at the time of the closing of such Limited Condition Transaction and funding of any applicable Incremental Term Loan will be limited to the Specified Representations;

(iv)           the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);

(v)            any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;

(vi)           each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(1)            in the case of each Incremental Term Loan:

(I)              such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the Term Loan A, the Delayed Draw Term Loan A-1, the Delayed Draw Term Loan A-2 or any then existing Incremental Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(II)            the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date;

(III)           any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Lenders under the Term Loan A Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Incremental Term Loans to be prepaid prior to the Term Loan A, the Delayed Draw Term Loan A-1, the Delayed Draw Term Loan A-2 or any then existing Incremental Term Loan) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the then existing Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(IV)           except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 5.17, be identical to the terms and conditions applicable to the Term Loan A;

(2)            in the case of each Incremental Revolving Credit Increase:

(I)              such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility (other than with respect to the payment of any upfront and/or arrangement fees in connection with the establishment thereof);

(II)             any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Lenders under the Revolving Credit Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(III)           the outstanding Revolving Credit Loans and Ratable Shares of Swingline Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares (and the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required).

(3)            Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.17, without the consent of any other Lenders; and

(4)            the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by Administrative Agent in connection with any such transaction.

(c)            The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(d)            On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(e)            On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.

Article 6
REPRESENTATIONS AND WARRANTIES

On the Closing Date and any date thereafter on which the representations and warranties set forth herein are required to be made hereunder (or deemed to be made hereunder), the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1            Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.

(a)            Each Loan Party and each Subsidiary of each Loan Party:

(i)              is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization;

(ii)             has all necessary lawful power and authority, and all necessary licenses, approvals and authorizations to own or lease its properties and to engage in the business it presently conducts or currently proposes to conduct, except where the failure to do so would not reasonably be expected to have or result in a Material Adverse Change;

(iii)            is duly licensed or qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operations of properties, or the conduct of its business, requires such qualification except, in each case referred to in this clause (a)(iii), to the extent failure to do so would not reasonably be expected to have or result in a Material Adverse Change;

(iv)            has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations, and all such actions have been duly authorized by all necessary action and proceedings on its part;

(v)             is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.14) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where (i) the failure to do so, either individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Change or (ii) any non-compliance is being contested in good faith by appropriate proceedings diligently conducted;

(vi)            has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances other than Permitted Liens, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Change; and

(vii)            has procured all material import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral imported or handled in the Ordinary Course of Business and such licenses permits or certificates are in effect, and the Loan Parties and their respective Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where such noncompliance, non-procurement or non-effectiveness could not reasonably be expected to have or result in a Material Adverse Change.

(b)            No Event of Default or Potential Default has occurred and is continuing or would result from the performance by any Loan Party of its Obligations.

6.2            Loan Parties; Subsidiaries and Owners; Investment Companies. All of the Equity Interests in each Loan Party outstanding have been duly authorized and validly issued and are fully paid and non-assessable (to the extent that the jurisdiction of formation of such entity has such concepts). Set forth on Schedule 6.2 is the following information, which is true and complete in all respects as of the Closing Date and as of the last date such Schedule 6.2 was required to be updated in accordance with Section 8.12(j): (a) the name of Holdings, each of Holdings’ Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary, (b) the name of each holder of a Subsidiary Equity Interest in each subsidiary, and the amount thereof, and (c) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a) or (b). Holdings and each Subsidiary of Holdings has good and marketable title to all of the Equity Interests in its Subsidiaries that it purports to own, free and clear in each case of any Lien and all such Equity Interests have been duly authorized and validly issued, and are fully paid and nonassessable (to the extent that the jurisdiction of formation of such Person has such concepts). No Loan Party has any equity investment in another entity not disclosed on Schedule 6.2. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

6.3            Validity and Binding Effect. This Agreement has been, and each of the other Loan Documents when delivered will have been, (a) duly authorized, validly executed and delivered by each Loan Party, and (b) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other applicable Laws affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at law or in equity).

6.4            No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (b) any applicable Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject or by which it is affected, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default by any Loan Party or any of its Subsidiaries under any such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which, in each instance, would reasonably be expected to have or result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, or notice to, any Official Body or any other Person is required by any applicable Law or any agreement in connection with the execution, delivery and performance by any Loan Party of this Agreement and the other Loan Documents, except such as has been obtained or issued or are necessary to perfect Liens created pursuant to the Loan Documents. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and the Loan Parties and Subsidiaries have complied with all applicable foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where the failure to procure, maintain, or comply would not reasonably be expected to have or result in a Material Adverse Change.

6.5            Litigation. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened in writing against such Loan Party or any Subsidiary of such Loan Party or any of their properties at law or in equity before any Official Body which (a) individually or in the aggregate would reasonably be expected to result in any Material Adverse Change or (b) purport to affect the legality, validity, binding effect or enforceability of any aspect of this Agreement or any other Loan Document. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.

6.6            Financial Statements.

(a)            Historical Statements. Holdings has delivered to the Administrative Agent copies of its audited consolidated year-end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the Fiscal Year ended December 31, 2023. In addition, Holdings has delivered to the Administrative Agent copies of its unaudited consolidated interim balance sheet, statement of income or operations, shareholders’ equity and cash flows, as of the end of the Fiscal Quarter ended September 30, 2024 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) only to normal year-end audit adjustments and the absence of footnotes.

(b)            Financial Projections. The Borrower has delivered to the Administrative Agent (i) a summary of projected financial statements (including, without limitation, statements of operations together with a detailed explanation of the assumptions used in preparing such projected financial statements) of Holdings and its Subsidiaries for the period from the Closing Date through December 31, 2026 derived from various assumptions of the Loan Parties’ management and (ii) a summary of projected financial statements (including, without limitation, statements of operations together with a detailed explanation of the assumptions used in preparing such projected financial statements) of Holdings and its Subsidiaries for the period from the Closing Date through December 31, 2026 giving effect to the Project Zircaloy Acquisition and derived from various assumptions of the Loan Parties’ management (collectively, the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of Holdings’ management, it being understood that such Projections are (i) as to future events and not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and (iii) no assurance can be given that the Projections will be realized.

6.7            No Material Adverse Change. Since December 31, 2023, there has been no event or circumstance that has had or would reasonably be expected to have or result in a Material Adverse Change.

6.8            Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.9            Full Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to budgets, forecasts and projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable as of the date of the applicable budgets, forecasts or projections and that such budgets, forecasts and projections are subject to contingencies and no assurance can be given that any forecast or projection will be realized. As of the Closing Date, there is no fact known to any Loan Party that has resulted in a Material Adverse Change which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the Closing Date in connection with the transactions contemplated hereby.

6.10          Taxes. All federal and state income tax returns and all other material tax returns required by Law to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all federal and state income taxes and all other material taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or otherwise levied or imposed upon them, their properties, income or assets which are due and payable, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made.

6.11          Intellectual Property. Each Loan Party and each Subsidiary owns or has the lawful right to use all the material Intellectual Property necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party, without known possible, alleged or actual conflict with the rights of others which could reasonably be expected to result in a material liability to any Loan Party or result in a Material Adverse Change. Set forth on Schedule 6.11 as of the Closing Date and as of the last date such Schedule 6.11 was required to be updated in accordance with Section 8.12(j) are all registered trademarks, owned common law trademarks material to the business of the Loan Parties, taken as a whole, trademark applications, patents, patent applications, registered copyrights owned or licensed and registered designs as the case may be, by any Loan Party.

6.12          Ownership of Property; Liens in the Collateral.

(a)            Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to all real property owned by such Loan Party or Subsidiary, or valid leasehold interests in all real property leased by such Loan Party or Subsidiary, except for such defects in title or leasehold interest as would not reasonably be expected to have or result in a Material Adverse Change.

(b)            The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute first priority, perfected security interests, except in the case of (i) Permitted Liens, to the extent any such Permitted Liens would have priority over Liens in favor of the Administrative Agent pursuant to any applicable Law and (ii) Liens perfected only by possession, to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

6.13          Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide coverage from reputable and financially sound insurers which are not Affiliates of any Loan Party in amounts, subject to deductibles and self-insurance retentions and covering such assets and risks, which are customarily maintained by comparable companies engaged in the same business as such Loan Party and its Subsidiaries in the locations where the applicable Loan Party conducts business.

6.14          ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(a)            There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to have or result in a Material Adverse Change.

(b)            Except as would not reasonably be expected to have or result in a Material Adverse Change (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (iii) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Loan Parties, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (v) neither Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; (vi) neither Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vii) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the knowledge of the Loan Parties, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

6.15          Environmental Matters.

(a)            Except as disclosed on Schedule 6.15, each Loan Party is, and for the past five (5) years has been, in material compliance with applicable Environmental Laws.  The matters described on Schedule 6.15 could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(b)            Neither any Loan Party or any of its Subsidiaries nor, to the knowledge of Borrower, any other Person has caused any release of any Hazardous Materials at or from properties owned, lease or operated by any Loan Party in violation of or in a manner that could give rise to liability under applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(c)            No Loan Party nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate to, result in a Material Adverse Change, nor does any Loan Party have knowledge that any such notice will be received or is being threatened.

(d)            No judicial proceedings or governmental or administrative action is pending, or to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party or any of its Subsidiaries are or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Loan Party or any of its Subsidiaries or operations conducted in connection therewith that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(e)            To the knowledge of the Borrower, no Loan Party nor any of its Subsidiaries has arranged for disposal of any Hazardous Material in violation of or in a manner or location that could result liability under any applicable Environmental Law that could reasonably be expected to result in a Material Adverse Change.

6.16          Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.

6.17          Sanctions and International Trade Laws. No Covered Entity nor any of their respective directors or officers, nor, to the knowledge of any Authorized Officer, any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is a Sanctioned Person; (b) directly or, to the knowledge of any Authorized Officer, indirectly, does any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or a Sanctioned Person, including any use of the proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction, in any case, except to the extent effected in compliance with Sanctions, including the terms of any applicable license that is in full force and effect; or (c) is in violation of any International Trade Laws in any respect (or, with respect to International Trade Laws relating to trade embargoes and anti-boycott measures, in any material respect). Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with International Trade Laws (or, with respect to International Trade Laws relating to trade embargoes and anti-boycott measures, material compliance). To the knowledge of the Loan Parties, no Blocked Property is pledged as Collateral.

6.18          Anti-Corruption Laws. Each Covered Entity, and each of their respective directors and officers and, to the knowledge of each Authorized Officer, each employee, agent and affiliate acting on behalf of such Covered Entity, is, and has been during the past five (5) years, in compliance in all material respects with Anti-Corruption Laws. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws.

6.19          Certificate of Beneficial Ownership. To the knowledge of the Borrower, the Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

6.20          No Affected Financial Institutions. None of Holdings or any Subsidiary is an Affected Financial Institution.

6.21          Surety Obligations. No Loan Party or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder or as set forth on Schedule 6.21.

6.22          Subordination of Subordinated Debt. The Revolving Credit Loans, the Term Loans, and all other Obligations of the Loan Parties to the Lenders and the Administrative Agent under this Agreement and all other Loan Documents, and all amendments, modifications, extensions, renewals, refinancings or refundings of any of the foregoing, constitute “Senior Indebtedness”, “Senior Debt”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Indebtedness of the Borrower and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other applicable Laws affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at law or in equity).

6.23          No Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Change.

Article 7
CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1            Initial Loans and Letters of Credit.

(a)            Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)            this Agreement duly executed by the parties hereto;

(ii)             a certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (A) the Loan Parties are in compliance with each of the covenants and conditions hereunder and under the Loan Documents, (B) no Material Adverse Change has occurred since December 31, 2023 (and the Administrative Agent and Required Lenders shall not have otherwise determined), (C) there is no action, suit, investigation or proceeding pending, or to the knowledge of the Borrower, threatened in any court or before any arbitrator or Official Body that would reasonably be expected to have or result in a Material Adverse Change, and (D) the conditions stated in this Section 7.1 and Section 7.2 have been satisfied;

(iii)            a certificate dated the Closing Date and signed by an Authorized Officer or Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolutions or other corporate or organizational action; (B) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a sufficiently recent date prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization;

(iv)            each of the Loan Documents duly executed by the parties thereto;

(v)             written opinion(s) of counsel (including appropriate local counsel as reasonable required by the Administrative Agent) for the Loan Parties, dated the Closing Date and in form and substance satisfactory to the Administrative Agent;

(vi)            on or prior to the Closing Date, certificates of insurance evidencing that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with the Administrative Agent indicated as additional insured and lender loss payable, as applicable;

(vii)           a duly completed Compliance Certificate as of the Closing Date, signed by an Authorized Officer of the Borrower, together with reasonably detailed calculations attached thereto demonstrating that, after giving effect to the incurrence of Loans on the Closing Date and the Transactions on a Pro Forma Basis, the Loan Parties are in compliance with the financial covenants set forth in Section 9.12 and Section 9.13.

(viii)          all material consents, licenses and approvals required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party, certified by an Authorized Officer that each is in full force and effect and none other is so required or necessary;

(ix)            evidence that all Indebtedness not permitted under Section 9.1 shall have been paid in full and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent);

(x)            evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (other than Permitted Liens) lien and security interest in the pledged Collateral and all filing and recording fees and taxes shall have been duly paid;

(xi)           receipt by the Administrative Agent of the following:

(A)            searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party;

(B)            Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(C)            subject to Section 8.14(b), all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement or any other pledge agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person);

(D)           searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; and

(E)            duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings).

(xii)          a certificate of an Authorized Officer of the Borrower as to the Solvency of each of the Loan Parties taken as a whole after giving effect to the transactions contemplated by this Agreement;

(xiii)         the Statements and the Projections;

(xiv)         a list of all licenses of Holdings and its Subsidiaries as of the Closing Date required (i) to transact with a Sanctioned Person or in a Sanctioned Jurisdiction, or (ii) under applicable export laws;

(xv)          the Administrative Agent and each Lender that has so requested shall have received, in form and substance acceptable to the Administrative Agent and such Lender (A) no later than three (3) Business Days prior to the Closing Date, an executed Certificate of Beneficial Ownership and (B) such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(xvi)          such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b)            Payment of Fees. The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.2            Each Loan or Letter of Credit. At the time of making any Loans (other than the Delayed Draw Term Loan A-1) or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit:

(a)            subject to the terms of Section 1.5 with respect to any Limited Condition Transaction, the representations, warranties of the Loan Parties shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 7.3, the representations and warranties contained in Section 6.6 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.11,

(b)            subject to the terms of Section 1.5 with respect to any Limited Condition Transaction, no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof,

(c)            the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the applicable Issuing Lender an application for a Letter of Credit, as the case may be, and

(d)            solely with respect to any advance under the DDTL A-2 Facility, immediately after giving effect to such advance on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio shall not exceed a ratio that is 0.50:1.00 less than the otherwise applicable level required to be maintained pursuant to Section 9.12.

Each Loan Request (other than in respect of any funding of the Delayed Draw Term Loan A-1) and Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 7.1 and this Section 7.2 have been satisfied on or prior to the date thereof.

7.3            Delayed Draw Term Loan A-1.

(a)            Project Zircaloy Draw. The obligation of each Lender to fund its Ratable Share of the Delayed Draw Term Loan A-1 in connection with the Project Zircaloy Acquisition is subject solely to the following conditions:

(i)              Guaranty Joinder. Receipt by the Administrative Agent of executed counterparts of a Guaranty Joinder, duly executed by each of the Project Zircaloy Loan Parties, if any, and the Administrative Agent.

(ii)            Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of a certificate dated as of the DDTL A-1 Zircaloy Funding Date and signed by an Authorized Officer or Secretary of each of the Project Zircaloy Loan Parties, if any, certifying as appropriate as to: (i) all action taken by each Project Zircaloy Loan Party to validly authorize, duly execute and deliver the Guaranty Joinder and attaching copies of such resolutions or other corporate or organizational action; (ii) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (iii) copies of its organizational documents as in effect on the DDTL A-1 Zircaloy Funding Date, to the extent applicable, certified as of a sufficiently recent date prior to the DDTL A-1 Zircaloy Funding Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Project Zircaloy Loan Party in the state of its organization.

(iii)           Legal Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel for the Project Zircaloy Loan Parties, if any (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of this Agreement and the other Loan Documents, and which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders), including local counsel opinions where requested by the Administrative Agent.

(iv)           Lien and IP Searches. Receipt by the Administrative Agent of (i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Project Zircaloy Loan Party, if any, and (ii) searches of ownership of, and Liens on, United States registered intellectual property owned by each Project Zircaloy Loan Party, if any, in the appropriate governmental offices.

(v)            Insurance Certificates. Receipt by the Administrative Agent of evidence that adequate insurance required to be maintained under the Credit Agreement is in full force and effect, in form and substance reasonably satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee; provided, that, to the extent such evidence of adequate insurance is not available prior to the DDTL A-1 Zircaloy Funding Date, the Borrower shall deliver such adequate evidence required by this clause (v) no later than sixty (60) days after the DDTL A-1 Zircaloy Funding Date (or such later date as agreed by the Administrative Agent in its sole discretion).

(vi)           Loan Request. Receipt by the Administrative Agent of duly executed customary officer’s certificates, a duly executed Loan Request, customary funds disbursement instructions and, if Term SOFR Rate Loans will be borrowed on DDTL A-1 Zircaloy Funding Date, a customary funding indemnity letter.

(vii)          Closing Certificate. Receipt by the Administrative Agent of a certificate signed by an Authorized Officer of the Borrower certifying that:

(1)            the Project Zircaloy Specified Representations are true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the DDTL A-1 Zircaloy Funding Date after giving effect to the Project Zircaloy Acquisition, the refinancing of certain indebtedness of the target in connection with the Project Zircaloy Acquisition, the closing of the applicable Guaranty Joinder, if any, and the funding of the Project Zircaloy Draw, and the payment of fees, commissions and expenses in connection with each of the foregoing;

(2)            no Event of Default under Sections 10.1(a), (c) (solely with respect to the failure to comply with Sections 9.12 or 9.13 of the Credit Agreement) or (j) of the Credit Agreement has occurred and is continuing;

(3)            the Project Zircaloy Acquisition Agreement Representations are true and correct;

(4)            Since August 31, 2023, there shall not have been or occurred any “Material Adverse Effect” (or equivalent term) under (and as defined in) the Project Zircaloy Acquisition Agreement;

(5)            all consents and approvals necessary to permit the Project Zircaloy Acquisition and the incurrence of the Project Zircaloy Draw in connection therewith have been obtained and such consents and approvals are in full force and effect and all applicable waiting periods have expired and no investigation or inquiry by any Official Body regarding the Project Zircaloy Draw or the Project Zircaloy Acquisition is ongoing; and

(6)            as of the date of the execution and delivery of the Project Zircaloy Acquisition Agreement, the Borrower is in compliance with the financial covenants set forth in Section 9.12 and Section 9.13 on a Pro Forma Basis after giving effect to the consummation of the Project Zircaloy Acquisition and any related transactions on the DDTL A-1 Zircaloy Funding Date (and attaching calculations demonstrating such compliance) ;

(viii)         Collateral Documents. If applicable, (a) receipt by the Administrative Agent of all documents, filings, recordations and searches necessary or desirable in connection with the Collateral of the Project Zircaloy Loan Parties (the “Project Zircaloy Collateral”), if any; (b) receipt by the Administrative Agent of all deliverables related to the Project Zircaloy Collateral, including, without limitation, stock certificates and stock powers, instruments, documents and chattel paper (together with allonges or assignments) and, to the extent requested by the Administrative Agent or required by the Credit Agreement, other Collateral Documents; (c) all filing and recording fees and taxes shall have been duly paid; and (d) the Lenders shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders and other secured parties) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Loan Documents) lien and security interest in the Project Zircaloy Collateral; provided that, in respect of clauses (a) through (d) above, to the extent any security interest in any such Project Zircaloy Collateral (other than (A) the creation of a security interest in all personal property collateral (other than Excluded Property) and (B) the perfection of a security interest in any Project Zircaloy Collateral the security interest in which may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the filing of short-form security agreements or notices of security interest with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or (z) the delivery of certificates evidencing Equity Interests) is not or cannot be created and/or perfected on the DDTL A-1 Zircaloy Funding Date after the Borrower’s use of commercially reasonable efforts to do so, then the creation and perfection of such security interests in such collateral shall not constitute a condition precedent to the availability of the Project Zircaloy Draw on the DDTL A-1 Zircaloy Funding Date, but instead shall be required to be created and perfected no later than ninety (90) days after the DDTL A-1 Zircaloy Funding Date (subject to extensions agreed by the Administrative Agent in its sole discretion).

(ix)            Project Zircaloy Acquisition. The acquisition agreement with respect to the Project Zircaloy Acquisition (the “Project Zircaloy Acquisition Agreement”) shall be in form and substance reasonably acceptable to the Administrative Agent. The Project Zircaloy Acquisition shall have been consummated or, substantially simultaneously with the funding of the Project Zircaloy Draw on the DDTL A-1 Zircaloy Funding Date, shall be consummated, in accordance with the terms of the Project Zircaloy Acquisition Agreement, without giving effect to any amendment, waiver, modification, supplement or consent of or to the Project Zircaloy Acquisition Agreement (or any exhibit or schedule thereto) that is materially adverse to the interests of the Lenders (as reasonably determined by the Administrative Agent) without the prior written consent of the Administrative Agent, it being understood that, without limitation, any amendment, waiver or other modification of (1) the definition of “Material Adverse Effect” (or equivalent term) in the Project Zircaloy Acquisition Agreement, or (2) any third-party beneficiary rights applicable to the Administrative Agent and the Lenders in the Project Zircaloy Acquisition Agreement, shall in any such case be materially adverse to the interests of the Lenders.

(x)            Solvency Certificate. Receipt by the Administrative Agent of certification from the Borrower and Holdings as to the solvency of the Loan Parties, taken as a whole, (after giving effect to the transactions contemplated herein), in a form reasonably acceptable to the Administrative Agent.

(xi)           Existing Debt. Substantially concurrently with the funding of the Project Zircaloy Draw, all existing third-party indebtedness for borrowed money of the Project Zircaloy Target necessary to release all liens on the assets of the Project Zircaloy Target shall have been repaid, redeemed, discharged or terminated.

(xii)          Financial Statements. Receipt by the Administrative Agent of: (A) with respect to Holdings and its Subsidiaries, (I) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the two (2) most recently completed fiscal years ended at least ninety (90) days prior to the DDTL A-1 Zircaloy Funding Date, and (II) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least forty-five (45) days prior to the DDTL A-1 Zircaloy Funding Date, and (B) with respect to the Project Zircaloy Target and its Subsidiaries, a quality of earnings report from an accounting firm acceptable to the Administrative Agent.

(xiii)         KYC Information; Beneficial Ownership. Receipt by the Administrative Agent and each Lender, at least five (5) Business Days prior to the DDTL A-1 Zircaloy Funding Date, (i) all documentation and other information that the Administrative Agent or any Lender determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and that the Administrative Agent or such Lender has requested at least ten (10) Business Days prior to the DDTL A-1 Zircaloy Funding Date, and (ii) to the extent requested by the Administrative Agent or any Lender, an executed Certificate of Beneficial Ownership.

(xiv)         Diligence. The Administrative Agent shall have completed financial, business, legal, environmental and ERISA due diligence concerning the Project Zircaloy Target and its Subsidiaries and the Project Zircaloy Acquisition, in each case, in scope and with results satisfactory to it in its sole and absolute discretion and including, without limitation, all third party reports obtained by Holdings and its Subsidiaries with respect to the Project Zircaloy Acquisition.

(xv)            Payment of Fees. The Borrower shall have paid all fees and expenses of the Administrative Agent (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent that have been invoiced not later than one (1) Business Day prior to such DDTL A-1 Zircaloy Funding Date)

Without limiting the generality of the provisions of the last paragraph of Section 11.3 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 7.3(a), each DDTL A-1 Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to an DDTL A-1 Lender unless the Administrative Agent shall have received notice from such DDTL A-1 Lender prior to the proposed DDTL A-1 Zircaloy Funding Date specifying its objection thereto.

(b)            Project Paladin Draw. The obligation of each Lender to fund its Ratable Share of the Delayed Draw Term Loan A-1 in connection with the Project Paladin Acquisition is subject solely to the following conditions:

(i)              Guaranty Joinder. Receipt by the Administrative Agent of executed counterparts of a Guaranty Joinder, duly executed by each of the Project Paladin Loan Parties, if any, and the Administrative Agent.

(ii)             Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of a certificate dated as of the DDTL A-1 Paladin Funding Date and signed by an Authorized Officer or Secretary of each of the Project Paladin Loan Parties, if any, certifying as appropriate as to: (i) all action taken by each Project Paladin Loan Party to validly authorize, duly execute and deliver the Guaranty Joinder and attaching copies of such resolutions or other corporate or organizational action; (ii) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (iii) copies of its organizational documents as in effect on the DDTL A-1 Paladin Funding Date, to the extent applicable, certified as of a sufficiently recent date prior to the DDTL A-1 Paladin Funding Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Project Paladin Loan Party in the state of its organization.

(iii)            Legal Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel for the Project Paladin Loan Parties, if any (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of this Agreement and the other Loan Documents, and which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders), including local counsel opinions where requested by the Administrative Agent.

(iv)            Lien and IP Searches. Receipt by the Administrative Agent of (i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Project Paladin Loan Party, if any, and (ii) searches of ownership of, and Liens on, United States registered intellectual property owned by each Project Paladin Loan Party, if any, in the appropriate governmental offices.

(v)            Insurance Certificates. Receipt by the Administrative Agent of evidence that adequate insurance required to be maintained under the Credit Agreement is in full force and effect, in form and substance reasonably satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee; provided, that, to the extent such evidence of adequate insurance is not available prior to the DDTL A-1 Paladin Funding Date, the Borrower shall deliver such adequate evidence required by this clause (v) no later than sixty (60) days after the DDTL A-1 Paladin Funding Date (or such later date as agreed by the Administrative Agent in its sole discretion).

(vi)            Loan Request. Receipt by the Administrative Agent of duly executed customary officer’s certificates, a duly executed Loan Request, customary funds disbursement instructions and, if Term SOFR Rate Loans will be borrowed on DDTL A-1 Paladin Funding Date, a customary funding indemnity letter.

(vii)          Closing Certificate. Receipt by the Administrative Agent of a certificate signed by an Authorized Officer of the Borrower certifying that:

(1)            the Project Paladin Specified Representations are true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the DDTL A-1 Paladin Funding Date after giving effect to the Project Paladin Acquisition, the refinancing of certain indebtedness of the target in connection with the Project Paladin Acquisition, the closing of the applicable Guaranty Joinder, if any, and the funding of the Project Paladin Draw, and the payment of fees, commissions and expenses in connection with each of the foregoing;

(2)            no Event of Default under Sections 10.1(a), (c) (solely with respect to the failure to comply with Sections 9.12 or 9.13 of the Credit Agreement) or (j) of the Credit Agreement has occurred and is continuing;

(3)            the Project Paladin Acquisition Agreement Representations are true and correct;

(4)            Since August 31, 2023, there shall not have been or occurred any “Material Adverse Effect” (or equivalent term) under (and as defined in) the Project Paladin Acquisition Agreement;

(5)            all consents and approvals necessary to permit the Project Paladin Acquisition and the incurrence of the Project Paladin Draw in connection therewith have been obtained and such consents and approvals are in full force and effect and all applicable waiting periods have expired and no investigation or inquiry by any Official Body regarding the Project Paladin Draw or the Project Paladin Acquisition is ongoing; and

(6)            as of the date of the execution and delivery of the Project Paladin Acquisition Agreement, the Borrower is in compliance with the financial covenants set forth in Section 9.12 and Section 9.13 on a Pro Forma Basis after giving effect to the consummation of the Project Paladin Acquisition and any related transactions on the DDTL A-1 Paladin Funding Date (and attaching calculations demonstrating such compliance) ;

(viii)          Collateral Documents. If applicable, (a) receipt by the Administrative Agent of all documents, filings, recordations and searches necessary or desirable in connection with the Collateral of the Project Paladin Loan Parties (the “Project Paladin Collateral”), if any; (b) receipt by the Administrative Agent of all deliverables related to the Project Paladin Collateral, including, without limitation, stock certificates and stock powers, instruments, documents and chattel paper (together with allonges or assignments) and, to the extent requested by the Administrative Agent or required by the Credit Agreement, other Collateral Documents; (c) all filing and recording fees and taxes shall have been duly paid; and (d) the Lenders shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders and other secured parties) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Loan Documents) lien and security interest in the Project Paladin Collateral; provided that, in respect of clauses (a) through (d) above, to the extent any security interest in any such Project Paladin Collateral (other than (A) the creation of a security interest in all personal property collateral (other than Excluded Property) and (B) the perfection of a security interest in any Project Paladin Collateral the security interest in which may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the filing of short-form security agreements or notices of security interest with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or (z) the delivery of certificates evidencing Equity Interests) is not or cannot be created and/or perfected on the DDTL A-1 Paladin Funding Date after the Borrower’s use of commercially reasonable efforts to do so, then the creation and perfection of such security interests in such collateral shall not constitute a condition precedent to the availability of the Project Paladin Draw on the DDTL A-1 Paladin Funding Date, but instead shall be required to be created and perfected no later than ninety (90) days after the DDTL A-1 Paladin Funding Date (subject to extensions agreed by the Administrative Agent in its sole discretion).

(ix)            Project Paladin Acquisition. The acquisition agreement with respect to the Project Paladin Acquisition (the “Project Paladin Acquisition Agreement”) shall be in form and substance reasonably acceptable to the Administrative Agent. The Project Paladin Acquisition shall have been consummated or, substantially simultaneously with the funding of the Project Paladin Draw on the DDTL A-1 Paladin Funding Date, shall be consummated, in accordance with the terms of the Project Paladin Acquisition Agreement, without giving effect to any amendment, waiver, modification, supplement or consent of or to the Project Paladin Acquisition Agreement (or any exhibit or schedule thereto) that is materially adverse to the interests of the Lenders (as reasonably determined by the Administrative Agent) without the prior written consent of the Administrative Agent, it being understood that, without limitation, any amendment, waiver or other modification of (1) the definition of “Material Adverse Effect” (or equivalent term) in the Project Paladin Acquisition Agreement, or (2) any third-party beneficiary rights applicable to the Administrative Agent and the Lenders in the Project Paladin Acquisition Agreement, shall in any such case be materially adverse to the interests of the Lenders.

(x)             Solvency Certificate. Receipt by the Administrative Agent of certification from the Borrower and Holdings as to the solvency of the Loan Parties, taken as a whole, (after giving effect to the transactions contemplated herein), in a form reasonably acceptable to the Administrative Agent.

(xi)            Existing Debt. Substantially concurrently with the funding of the Project Paladin Draw, all existing third-party indebtedness for borrowed money of the Project Paladin Target necessary to release all liens on the assets of the Project Paladin Target shall have been repaid, redeemed, discharged or terminated.

(xii)           Financial Statements. Receipt by the Administrative Agent of: (A) with respect to Holdings and its Subsidiaries, (I) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the two (2) most recently completed fiscal years ended at least ninety (90) days prior to the DDTL A-1 Paladin Funding Date, and (II) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least forty-five (45) days prior to the DDTL A-1 Paladin Funding Date, and (B) with respect to the Project Paladin Target and its Subsidiaries, (I) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the two (2) most recently completed fiscal years ended at least ninety (90) days prior to the DDTL A-1 Paladin Funding Date, and (II) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least forty-five (45) days prior to the DDTL A-1 Paladin Funding Date

(xiii)          KYC Information; Beneficial Ownership. Receipt by the Administrative Agent and each Lender, at least five (5) Business Days prior to the DDTL A-1 Paladin Funding Date, (i) all documentation and other information that the Administrative Agent or any Lender determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and that the Administrative Agent or such Lender has requested at least ten (10) Business Days prior to the DDTL A-1 Paladin Funding Date, and (ii) to the extent requested by the Administrative Agent or any Lender, an executed Certificate of Beneficial Ownership.

(xiv)          Diligence. The Administrative Agent shall have completed financial, business, legal, environmental and ERISA due diligence concerning the Project Paladin Target and its Subsidiaries and the Project Paladin Acquisition, in each case, in scope and with results satisfactory to it in its sole and absolute discretion and including, without limitation, all third party reports obtained by Holdings and its Subsidiaries with respect to the Project Paladin Acquisition.

(xv)           Payment of Fees. The Borrower shall have paid all fees and expenses of the Administrative Agent (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent that have been invoiced not later than one (1) Business Day prior to such DDTL A-1 Paladin Funding Date).

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 7.3(b), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed DDTL A-1 Paladin Funding Date specifying its objection thereto.

Article 8
AFFIRMATIVE COVENANTS

On the Closing Date and thereafter, each Loan Party hereby covenants and agrees that until the Facility Termination Date, the Loan Party shall comply at all times with the following covenants:

8.1            Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 9.5 (b) maintain all licenses, consents, permits, franchises, rights and qualifications necessary for the standard operation of its business, except where the maintenance thereof would not reasonably be expected to have or result in a Material Adverse Change, and (c) maintain and preserve all intellectual properties, including without limitation trademarks, trade names, patents, copyrights and other marks, registered and necessary for the standard operation of its business except where the maintenance thereof would not reasonably be expected to have or result in a Material Adverse Change.

8.2            Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge (a) all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (b) all lawful and valid claims which, if unpaid, would result in the attachment of a Lien (other than a Permitted Lien) on its property as a matter of law or contract.

8.3            Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary or acceptable to the Administrative Agent, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter (in either case, or such other date as the Administrative Agent shall agree) an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with, to the extent requested by the Administrative Agent, a copy of any endorsement naming the Administrative Agent as additional insured or lender loss payable, as applicable, and providing that the provider of any such insurance will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.

8.4            Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all necessary and appropriate repairs, renewals or replacements thereof, except where the failure to do so would not reasonably be expected to have or result in a Material Adverse Change.

8.5            Inspection Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, directors and independent accountants, all in such detail and at such times and as often as any of the Lenders may reasonably request; provided that (i) each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection and (ii) any such visit and inspection shall be at the expense of the Borrower only once per year except when an Event of Default has occurred and is continuing.

8.6            Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep books of record and account which enable Holdings and its Subsidiaries to issue financial statements in accordance with GAAP consistently applied and as otherwise required by applicable Laws of any Official Body having jurisdiction over Holdings or any Subsidiary of Holdings, and in which full, true and correct entries shall be made in all material respects of all financial transactions.

8.7            Compliance with Laws; Use of Proceeds.

(a)            Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws, including all Environmental Laws, Gun Control Laws and the FLSA, in all respects; except (i) where such compliance with any law is being contested in good faith by appropriate proceedings diligently conducted, and (ii) that it shall not be deemed to be a violation of this Section 8.7 if any failure to comply with any Law would not (whether individually or in the aggregate with all such other failures to comply with Law) constitute a Material Adverse Change.

(b)            The Loan Parties will use the proceeds of (i) the Revolving Credit Facility for working capital, Capital Expenditures, Permitted Acquisitions, other Investments permitted by Section 9.3, and other lawful corporate purposes not in contravention of the terms of the Loan Documents, (ii) the Term Loan A Facility on the Closing Date to (A) refinance certain outstanding Indebtedness of Holdings and its Subsidiaries and (B) pay fees and expenses incurred in connection with the Transactions, in each case, not in contravention of the terms of the Loan Documents, (iii) the DDTL A-1 Facility to (A) finance the Project Zircaloy Acquisition and pay fees and expenses incurred in connection therewith, and (B) finance the Project Paladin Acquisition and pay fees and expenses incurred in connection therewith, in each case, not in contravention of the terms of the Loan Documents, and (iv) the DDTL A-2 Facility for lawful corporate purposes and to finance Permitted Acquisitions, in each case, not in contravention of the terms of the Loan Documents.

8.8            Additional Subsidiaries; Further Assurances.

(a)            Additional Domestic Subsidiaries. Commencing on the Closing Date, promptly after the creation or acquisition of any Domestic Subsidiary (and, in any event, within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause such Domestic Subsidiary to (i) become a Guarantor and grant a security interest in all personal property of such Domestic Subsidiary (subject to the exceptions specified in the Collateral Documents) owned by such Subsidiary by delivering to the Administrative Agent a duly executed Guaranty Joinder or such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.2 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Domestic Subsidiary, (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Domestic Subsidiary, and (v) deliver to the Administrative Agent such other documents consistent with the requirements set forth in this Section 8.8(a) as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)            Foreign Subsidiaries.

(i)            Commencing on the Closing Date, notify the Administrative Agent promptly after any Person becomes a direct Foreign Subsidiary of the Borrower or a Guarantor (a “First Tier Foreign Subsidiary”), and promptly thereafter (and, in any event, within thirty (30) days after such notification (as such time period may be extended by the Administrative Agent in its sole discretion)), cause (i) the applicable Loan Party to deliver to the Administrative Agent Collateral Documents pledging under New York law (and, if required under Section 8.8(b)(ii), local foreign law) sixty six percent (66%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such applicable Loan Party to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.2 as may be reasonably requested by the Administrative Agent, (iii) such applicable Loan Party to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such applicable Loan Party to deliver to the Administrative Agent such other documents consistent with the requirements set forth in this Section 8.8(b)(i) as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, (x) with respect to any Equity Interests in a First Tier Foreign Subsidiary for which a perfected security interest cannot be obtained under documentation governed by New York law, no such Equity Interests shall be required to be pledged hereunder and (y) to the extent that the Administrative Agent agrees in writing that the cost, burden, difficulty or consequence of obtaining or perfecting the security interests described in this Section 8.8(b)(i) outweighs the benefit to the Lenders of such security interests, the Loan Parties shall not be required to comply with this Section 8.8(b)(i) to the extent agreed in writing, it being agreed that the delivery of such perfection documents and the taking of such actions set forth in clauses (i) through (iv) above shall not be required with respect to First Tier Foreign Subsidiaries that have EBITDA (together with the EBITDA of the Subsidiaries of such First Tier Foreign Subsidiaries) for the most recently ended twelve (12) month period aggregating less than five percent (5%) of Consolidated EBITDA.

(ii)            After the Closing Date, to the extent the aggregate EBITDA for the most recently ended twelve month period attributable to all First Tier Foreign Subsidiaries (together with the EBITDA of the Subsidiaries of such First Tier Foreign Subsidiaries) whose Equity Interests have not been pledged to secure the Obligations pursuant to this Section 8.8(b) exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period (the “Foreign Pledge Date”), the Borrower (i) shall notify the Administrative Agent and the Lenders thereof, (ii) deliver stock certificates and related local law pledge agreements, in form satisfactory to a collateral agent acceptable to the Administrative Agent, evidencing the pledge of sixty-six percent (66%) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of one or more First Tier Foreign Subsidiaries to secure the Obligations to the extent necessary such that, after giving effect to such pledge, the EBITDA attributable to all First Tier Foreign Subsidiaries (together with the EBITDA of the Subsidiaries of such First Tier Foreign Subsidiaries) whose Equity Interests have not been pledged to secure the Obligations pursuant to this Section 8.8(b) for the most recently ended twelve (12) month period does not exceed twenty percent (20%) of Consolidated EBITDA, and (iii) cause such First Tier Foreign Subsidiary whose stock is pledged pursuant to the immediately preceding Section 8.8(b)(ii) to deliver simultaneously therewith similar documents applicable to such First Tier Foreign Subsidiary described in Section 7.2 as reasonably requested by the Administrative Agent; provided that in no event shall any such First Tier Foreign Subsidiary be required to join the Guaranty Agreement or otherwise to guarantee any of the Obligations. Upon the occurrence of the Foreign Pledge Date, the Borrower will be required to comply with the terms of this Section 8.8(b)(ii) within thirty (30) days (as such time period may be extended by the Administrative Agent in its sole discretion) after (i) the Foreign Pledge Date or (ii) the date of formation or acquisition of any new First Tier Foreign Subsidiary. Notwithstanding the foregoing, to the extent that the Administrative Agent agrees in writing that the cost, burden, difficulty or consequence of obtaining or perfecting the security interests under local law described in this Section 8.8(b)(ii) outweighs the benefit to the Lenders of such security interests, the Loan Parties shall not be required to comply with this Section 8.8(b)(ii) to the extent agreed in writing.

(c)            Landlord Waivers. Use commercially reasonable efforts to deliver or cause to be delivered to the Administrative Agent a duly executed landlord’s waiver for the location of Borrower’s chief executive office, and for each other United States of America location where Borrower’s books and records are located to the extent requested by the Administrative Agent.

(d)            Control Agreements. To the extent that a deposit account, disbursement account, investment account, cash management account, lockbox account or other account (other than an Excluded Account) is maintained with a financial institution (or any of its Affiliates) other than PNC Bank (or any of its Affiliates), cause such deposit account, disbursement account, investment account, cash management account, lockbox account or other account (other than Excluded Accounts) to be subject to a “with activation” or “springing” account control agreement (a “Control Agreement”) in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Borrower shall have up to ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) to cause any such accounts existing as of the Closing Date to become subject to such an account control agreement); provided that no such account control agreement shall be required with respect to any account that has a balance (or which holds assets with a fair market value) less than $3,000,000, in any individual instance, or $15,000,000, when taken together with the account balances (or aggregate amount of the fair market value of assets) of all other accounts (other than Excluded Accounts) that are not subject to an account control agreement in form and substance reasonably acceptable to the Administrative Agent.

(e)            Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions specified in Section 8.8(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.8(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(f)            Exclusions. The provisions of this Section 8.8 shall not apply to Excluded Property.

(g)           Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.9            Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws. Each of the Loan Parties covenants and agrees that it shall: (a) immediately notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) conduct its business in compliance in all material respects with Anti-Corruption Laws and Anti-Money Laundering Laws; (c) conduct its business in compliance in all material respects with International Trade Laws; and (d) maintain in effect policies and procedures reasonably designed to promote and achieve compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its respective directors, officers and employees, and, to the extent commercially reasonable, agents under the control and acting on behalf of such Covered Entity.

8.10          Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.10 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 8.10 constitute, and this Section 8.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

8.11          Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)            Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each Fiscal Quarter in each Fiscal Year, financial statements of Holdings and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such Fiscal Quarter and related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Quarter then ended and the Fiscal Year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of Holdings as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous Fiscal Year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof).

(b)            Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Holdings, financial statements of Holdings and its Subsidiaries consisting of a consolidated balance sheet as of the end of such Fiscal Year, and related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding Fiscal Year, and audited and reported on independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent (all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof). The opinion or report of accountants shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur), including without limitation as to the scope of such audit or status as a “going concern” of Holdings or any Subsidiary.

8.12          Certificates; Notices; Additional Information. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)            Certificate of the Borrower. Concurrently with the financial statements of Holdings furnished to the Administrative Agent and to the Lenders pursuant to Section 8.11(a) for each of the first three Fiscal Quarters of each Fiscal Year and Section 8.11(b), a certificate (each, a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit J.

(b)            Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default, including all specific provisions of this Agreement and any other Loan Document that have been breached, and the action which such Loan Party proposes to take with respect thereto.

(c)            Material Adverse Change. Promptly after any officer of any Loan Party has learned of any matter that would reasonably be expected to have or result in a Material Adverse Change, including any dispute, litigation, action, suit, proceeding or investigation before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party or of any material development in any litigation or proceeding affecting a Loan Party or any Subsidiary of a Loan Party, written notice thereof accompanied by a statement of an Authorized Officer of the Borrower or the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

(d)            Organizational Documents. Within ten (10) days prior (or such extended period of time as agreed by the Administrative Agent) to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in entity structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent. Provide notice to the Administrative Agent, not less than ten (10) days prior (or such extended period of time as agreed to by the Administrative Agent) of any change in any Loan Party’s legal name, state of organization, or organizational existence.

(e)            Erroneous Financial Information; Change in Accounting. (i) Promptly in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto and (ii) promptly notice in writing of any material change in accounting policies or financial reporting practice by any Loan Party or any Subsidiary thereof.

(f)            ERISA Event. Promptly upon any Loan Party learning of the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

(g)            Other Reports. Promptly upon their becoming available to the Borrower:

(i)             Annual Budget. The annual budget, forecasts and projections of Holdings, to be supplied not later than forty-five (45) days following the commencement of each Fiscal Year to which any of the foregoing may be applicable; and

(ii)            Management Letters. Any reports including management letters or recommendations submitted to the Borrower (including its board of directors or the audit committee thereof) by independent accountants in connection with any annual, interim or special audit.

(h)            License Reporting. Within 30 days of the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2025, a list of all licenses of Holdings and its Subsidiaries as of the last day of such Fiscal Year required (i) to transact with a Sanctioned Person or in a Sanctioned Jurisdiction, or (ii) under applicable export laws (with copies thereof to be delivered upon the request of the Administrative Agent).

(i)             Other Information. Such other reports and information regarding the business, financial condition or corporate affairs of Holdings or its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request.

(j)             Updates to Schedules. Concurrently with the delivery of the Compliance Certificate referred to in clause (a) above, the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct in all material respects as of the date of such Compliance Certificate: Schedule 6.2 and Schedule 6.11. Notwithstanding anything to the contrary in the foregoing, should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No such Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided, however, that (x) the Borrower may update Schedule 6.2 and Schedule 6.11 pursuant to the first sentence of this clause (j) and (y) the Borrower may update Schedule 6.2 without any Lender approval in connection with any transaction permitted under Sections 9.5, 9.6 and 9.8.

8.13          Certificate of Beneficial Ownership and Other Additional Information. Provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

8.14          Post-Closing Covenants.

(a)            Within 30 days of the Closing Date (or such later date acceptable to the Administrative Agent in its sole discretion), copies of the licenses identified on the list delivered pursuant to Section 7.1(a)(xiv) that are requested by the Administrative Agent.

(b)            Within thirty (30) days of the Closing Date (or such later date acceptable to the Administrative Agent in its sole discretion), provide special endorsements to the liability and property insurance policies required to be maintained under this Agreement in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee, as applicable.

(c)            On the earlier of the closing date of the Project Zircaloy Acquisition and the date 30 days following the Closing Date (or such later date acceptable to the Administrative Agent in its sole discretion), cause Zircaloy Holdings, LLC, a new Subsidiary of the Borrower formed on December 17, 2024 in connection with the Project Zircaloy Acquisition to be joined as a Guarantor in accordance with the provisions of Section 8.8.

Article 9
NEGATIVE COVENANTS

On the Closing Date and thereafter, each Loan Party hereby covenants and agrees that until the Facility Termination Date, the Loan Party will not, and will not permit any its Subsidiaries to:

8.15          Indebtedness. At any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)           existing Indebtedness as specified on Schedule 9.1 (including any refinancings, refundings, extensions or renewals thereof; provided that (i) there is no increase in the principal amount thereof (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, extension or renewal and by an amount equal to any existing commitments unutilized at the time of such refinancing, refunding, extension or renewal), (ii) the final maturity date shall not be earlier, and weighted average life of such refinancing, refunding, renewal or extension shall not be shorter, than the Indebtedness being refinanced, refunded, renewed or extended, (iii) the refinancing, refunding, renewal or extension shall have no additional obligors (including any guarantors) than the Indebtedness being refinanced, refunded, renewed or extended and (iv) any refinancing, refunding, renewal or extension of any subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Administrative Agent and the Lenders and (B) no more restrictive to the Borrower and its Subsidiaries, in each case with respect to clauses (A) and (B), than the Indebtedness being refinanced, refunded, renewed or extended);

(c)            Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided, further, that the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;

(d)            Indebtedness of (i) a Loan Party to another Loan Party, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, (iii) any Subsidiary that is not a Loan Party to any Loan Party so long as such Indebtedness under this clause (iii) is permitted pursuant to Section 9.3(g) or 9.3(j) and (iv) any Loan Party to a Subsidiary that is not a Loan Party so long as such Indebtedness under this clause (iv) is subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(e)            any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (iii) other Interest Rate Hedge or Foreign Currency Hedge approved by the Administrative Agent or (iv) Indebtedness under any Other Lender Provided Financial Service Product; provided, however, the Loan Parties shall enter into an Interest Rate Hedge only for hedging (rather than speculative) purposes;

(f)             Guaranties with respect to any Indebtedness permitted pursuant to this Section 9.1 (other than Section 9.1(d)(ii), (d)(iii), (d)(iv) (in each case of clause (d), except to the extent permitted by Section 9.3) or (h)) except to the extent specifically prohibited in this Agreement; provided that (x) the aggregate amount of all Guaranties of all Loan Parties with respect to Indebtedness permitted pursuant to Section 9.1(n) or (p) shall not exceed $15,000,000 at any time and (y) any Guaranty of Indebtedness permitted pursuant to Section 9.1(g) is also subordinated to the payment in full of all Obligations;

(g)            Subordinated Indebtedness;

(h)            Indebtedness that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Loan Party or a Subsidiary, as long as such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed of $10,000,000 in the aggregate at any time;

(i)             Permitted Contingent Obligations;

(j)             [reserved];

(k)            Indebtedness incurred in connection with a Permitted Acquisition, to the extent permitted under the definition of Permitted Acquisition, that consists of Indebtedness existing prior to the consummation of the Permitted Acquisition (and not incurred in contemplation thereof) that is permitted to be assumed by the Loan Parties pursuant to (and subject to the limitations set forth in) Section 9.1(c) and does not constitute a revolving credit facility;

(l)             Indebtedness incurred in connection with the financing of insurance premiums, incurred in the Ordinary Course of Business;

(m)           obligations under or in connection with the Canadian Bilateral Facility so long as (i) no Potential Default or Event of Default exists or would result from the incurrence thereof, (ii) such Indebtedness is not recourse to any Loan Party (except to the extent permitted by Section 9.1(f)) and (iii) such Indebtedness is not secured by any asset constituting Collateral, except pursuant to the terms of this Agreement and the other Loan Documents;

(n)            other Indebtedness (which may include letters of credit or letter of credit facilities) of Foreign Subsidiaries in an aggregate amount not to exceed $40,000,000 so long as (i) no Potential Default or Event of Default exists or would result from the incurrence thereof, (ii) such Indebtedness is incurred in connection with an Investment (including a Permitted Acquisition or any Investment in an existing Subsidiary) permitted by Section 9.3 or such Indebtedness is used to refinance outstanding Revolving Credit Loans incurred in connection with an Investment permitted by Section 9.3, (iii) such Indebtedness is not recourse to any Loan Party (except to the extent permitted by Section 9.1(f)) and (iv) such Indebtedness is not secured by any asset constituting Collateral;

(o)            Refinancing Indebtedness as long as each Refinancing Condition is satisfied;

(p)            Indebtedness owing by Foreign Subsidiaries in an aggregate amount outstanding at any time not to exceed $10,000,000, in each case so long as (i) no Potential Default or Event of Default exists or would result from the incurrence thereof, (ii) such Indebtedness is not recourse to any Loan Party (except to the extent permitted by Section 9.1(f)), and (iii) such Indebtedness is not secured by any assets constituting Collateral;

(q)            other unsecured Indebtedness in an aggregate principal amount not to exceed $12,500,000 at any time outstanding;

(r)             Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business, provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence; and

(s)            Indebtedness owing by Foreign Subsidiaries to Loan Parties constituting Investments permitted by Section 9.3(s).

Further, for purposes of determining compliance with this Section 9.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in this Section 9.1 but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in this Section 9.1, the Loan Parties may, in their sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 9.1 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided that (x) all Indebtedness outstanding under the Loan Documents shall at all times be deemed to be outstanding in reliance only on the exception in Section 9.1(a), and (y) all Indebtedness described on Schedule 9.1 and any Refinancing Indebtedness in respect thereof shall at all times be deemed to be outstanding in reliance only on the exception in Section 9.1(b). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness, or preferred stock (in each case so long as such additional Indebtedness or preferred stock is in the same form and on the same terms as the Indebtedness to which such payment relates) shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 9.1.

8.16          Liens. At any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens; provided, however, and notwithstanding the above or any other provision of this Agreement or any other Loan Document, no Liens shall be permitted to exist directly or indirectly on any real property of any Loan Party other than pursuant to clauses (a), (c), (e), (i), (k), (s) or (t) of the definition of “Permitted Liens”.

8.17          Loans and Investments. At any time make or suffer to remain outstanding any Investment, except:

(a)            trade credit extended on usual and customary terms in the Ordinary Course of Business;

(b)            advances to employees to meet expenses incurred by such employees in the Ordinary Course of Business;

(c)           Permitted Investments;

(d)           loans, advances and investments in other Loan Parties;

(e)            intercompany Indebtedness to the extent permitted by Section 9.1(d);

(f)            Permitted Acquisitions;

(g)           Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(h)           cash and Cash Equivalents;

(i)            any Investment by a Foreign Subsidiary in another Foreign Subsidiary or a Loan Party;

(j)            any Investment by a Loan Party in a Foreign Subsidiary (i) in an aggregate amount at any time outstanding not in excess of $10,000,000 so long as no Event of Default exists at the time such Investment is made or would be caused thereby or (ii) in any other amount so long as (A) at the time such Investment is made, no Event of Default exists or would be caused thereby, (B) at the time such Investment is made, the Borrower provides the Administrative Agent evidence that, after giving effect to such Investment, the Loan Parties are in compliance with the financial covenants set forth in Sections 9.12 and 9.13 on a Pro Forma Basis and (C) the Loan Parties shall be Solvent both before and after giving effect to such Investment and an Authorized Officer having primary responsibility for financial matters of the Borrower shall certify to the Administrative Agent, not less than five (5) Business Days prior to the date such Investment is made, that all such conditions have been satisfied;

(k)            loans and advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business in an aggregate amount not to exceed $1,500,000 at any time;

(l)            loans or advances to officers or employees in the Ordinary Course of Business pursuant to and in accordance with the terms of any Plan in an aggregate amount not to exceed $1,500,000 at any time;

(m)          prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(n)           deposits with financial institutions permitted hereunder;

(o)           as long as no Event of Default exists at the time of incurrence thereof, intercompany loans by a Loan Party to another Loan Party;

(p)           as long as no Event of Default exists at the time of incurrence thereof, intercompany loans by a Foreign Subsidiary to another Foreign Subsidiary;

(q)           loans and Investments existing as of the Closing Date and set forth on Schedule 9.3;

(r)            Permitted Joint Ventures in an aggregate amount, taken together with all other Investments consisting of Permitted Joint Ventures that are at that time outstanding, not to exceed $10,000,000;

(s)            Investments by Loan Parties in one or more Foreign Subsidiaries to finance the cash consideration for the Project Zircaloy Acquisition; and

(t)             other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding.

8.18          Dividends and Related Distributions. Make any Restricted Payment, or agree to become or remain liable to make any Restricted Payment, except:

(a)            dividends or other distributions payable to another Loan Party;

(b)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may pay dividends in shares of its own Equity Interests (other than Disqualified Equity Interests);

(c)            any Restricted Payment made by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party or a Loan Party;

(d)            [reserved];

(e)            Restricted Payments consisting of redemptions of Equity Interests of Holdings held by employees, officers, or directors of Holdings (or any spouses, ex-spouses, estates or Affiliates of any of the foregoing); provided, that the aggregate amount of such redemptions made by Holdings in respect of each Fiscal Year prior to the Expiration Date shall not exceed the greater of (A) $5,000,000 or (B) 5.00% of Consolidated EBITDA for the four Fiscal Quarter period most recently ended as of such date of determination in respect of which financial statements have been delivered pursuant to Section 8.1(a) or 8.1(b), as applicable, except that, in addition to the foregoing, the Borrower may make additional redemptions of restricted stock units issued in connection with the Borrower’s 2021 Stock Incentive Plan (the “2021 Plan”) once such restricted stock units have vested in accordance with the terms thereof as in effect on the Closing Date (and as amended in any respect not materially adverse to the Lenders, unless consented to by the Administrative Agent in its reasonable discretion), in an aggregate amount not exceeding $40,000,000 in the aggregate; provided, further, that Restricted Payments under this Section 9.4(e) shall be subject to the satisfaction of the following conditions: (i) no Event of Default has occurred or would result from such Restricted Payment, (ii) the Borrower provides Administrative Agent evidence that after giving effect to the consummation of such Restricted Payment, Holdings and its Subsidiaries on a consolidated basis shall maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.00 on a Pro Forma Basis, measured as of the most recently ended Fiscal Quarter for which the Loan Parties have delivered the financial statements required under Sections 8.1(a) or (b), as the case may be, for the four Fiscal Quarter period then ended, (iii) after giving effect to the consummation of such Restricted Payment, the Consolidated Total Net Leverage Ratio is less than or equal to 2.50 to 1.00, and (iv) each Loan Party shall be Solvent before and after giving effect to such Restricted Payment; and

(f)             dividends, distributions and/or share repurchases in an aggregate amount not to exceed $17,500,000 per Fiscal Year, so long as (i) no Potential Default or Event of Default then exists or arises therefrom and (ii) after giving effect thereto on a Pro Forma Basis, the Loan Parties are in compliance with the covenants set forth in Sections 9.12 and 9.13; provided that the aggregate amount of dividends, distributions and share repurchases under this Section 9.4(f) shall be unlimited so long as after giving effect thereto on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio is less than 2.50 to 1.00.

8.19          Liquidations, Mergers, Consolidations, Acquisitions. Dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person (other than the acquisition of all or substantially all of the assets or Equity Interests of any other Person pursuant to a Permitted Acquisition) or consummate an LLC Division; provided that (a) any Loan Party other than Holdings or the Borrower may consolidate or merge into, or liquidate into, another Loan Party which is wholly-owned by one or more of the other Loan Parties, (b) any Foreign Subsidiary that is not a Loan Party may consolidate or merge into, or liquidate into, any other Subsidiary that is not a Loan Party and (c) any Domestic Subsidiary that is not a Loan Party may consolidate or merge into, or liquidate into, any other Domestic Subsidiary that is not a Loan Party.

8.20          Dispositions of Assets or Subsidiaries. Make any Asset Disposition, except the sale or other disposition of such assets so long as (a) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with the consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) such transaction is not prohibited by the terms of Section 9.20, (c) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Subsidiary, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 9.6, and (e) the aggregate fair market value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any Fiscal Year shall not exceed (i) $10,000,000 with respect to tangible assets and (ii) 10.0% of Consolidated EBITDA for the most recently completed Measurement Period with respect to the Equity Interests of any Subsidiary of the Borrower.

8.21          Affiliate Transactions. Enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) other than (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers, employees and consultants who are Affiliates, in each case for services actually rendered, and payment of customary directors’ fees and indemnities (including severance and indemnification arrangements with officers and employees in the Ordinary Course of Business and participation in stock option plans and employee benefit plans and arrangements in the Ordinary Course of Business); (c) transactions solely among the Loan Parties; (d) transactions solely among non-Loan party Subsidiaries; (e) transactions with Affiliates that were consummated on or prior to the Closing Date; (f) sales of inventory and services between Loan Parties in the Ordinary Course of Business and sales of equipment in compliance with the terms of Section 9.6, in each case, upon fair and reasonable terms; and (g) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

8.22          Subsidiaries, Partnerships and Joint Ventures. Own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) Excluded Subsidiaries and (iii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor by delivering to the Administrative Agent items required by Section 8.8. No Loan Party shall become or agree to become a party to a Joint Venture except Permitted Joint Ventures.

8.23          Continuation of or Change in Business. Engage in any business other than substantially as conducted and operated by such Loan Party or Subsidiary, the Project Paladin Target or the Project Zircaloy Target as of the Closing Date and businesses substantially related, incidental or ancillary thereto.

8.24          Accounting Changes; Change in Fiscal Year. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of Holdings or of any of its Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of Holdings.

8.25          Changes to Organizational Documents. Amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Equity Interests), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner materially adverse to the Lenders.

8.26          Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2024, to be less than 1.25 to 1.00.

8.27          Maximum Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2024, to be greater than (a) with respect to the Fiscal Quarter ending December 31, 2024 through and including the Fiscal Quarter ending March 31, 2026, 4.00 to 1.00 and (b) with respect to the Fiscal Quarter ending June 30, 2026 and for each Fiscal Quarter ending thereafter, 3.50 to 1.00; provided that if a Material Acquisition occurs during a Fiscal Quarter, the Borrower shall have the right to elect to increase the maximum Consolidated Total Net Leverage Ratio permitted by this Section 9.13 by up to 0.50 to 1.00; provided, however, that the maximum Consolidated Total Net Leverage Ratio shall not exceed 4.00 to 1.00 (inclusive of any increase as contemplated by the foregoing proviso) at any time; provided, further, that (i) the maximum Consolidated Total Net Leverage Ratio for any Measurement Period permitted by this Section 9.13 shall be reduced by 0.50 to 1.00 on the last day of the fifth Fiscal Quarter after such increase occurs (returning to the otherwise applicable maximum Consolidated Total Net Leverage Ratio level permitted pursuant to this Section without giving effect to any increase thereof pursuant to the provisions hereof); (ii) following any increase in the maximum Consolidated Total Net Leverage Ratio pursuant to this Section 9.13, there shall be at least one full Fiscal Quarter in which the Consolidated Total Net Leverage Ratio is tested at the level set forth in this Section 9.13 without giving effect to any increase thereof pursuant to the provisions hereof before the Borrower may again elect to increase the maximum Consolidated Total Net Leverage Ratio pursuant to this Section 9.13, (iii) the maximum Consolidated Total Net Leverage Ratio shall not be increased more than two (2) times pursuant to this Section 9.13 during the term of this Agreement and (iv) such election shall be made by the delivery of a written notice by the Borrower to the Administrative Agent making reference to this Section 9.13 and notifying the Administrative Agent of the Borrower’s exercise of this right on or prior to the date of the actual or required delivery of a Compliance Certificate for the Fiscal Quarter in which the applicable Permitted Acquisition occurs.

8.28          Limitation on Negative Pledges and Restrictive Agreements. Enter into, or permit to exist, any contractual obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make dividends or distribution to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired (except, in the case of clause (a)(v) only, for any document or instrument governing any purchase money Liens, capital lease obligations permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or other secured Indebtedness permitted by Sections 9.1(b), (k), (m), (n) or (p), customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the Ordinary Course of Business and customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries) or (b) requires the grant of any Lien (other than Permitted Liens) on property for any obligation if a Lien on such property is given as security for the Obligations.

8.29          Subordinated Indebtedness.

(a)            Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(i)             Subordinated Indebtedness (other than Subordinated Indebtedness of the type described in the following clause (a)(ii)), except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Subordinated Indebtedness (and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of the Borrower shall certify to Administrative Agent, not less than five (5) Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or

(ii)            Subordinated Indebtedness constituting Earnout Obligations in respect of any Permitted Acquisition, except payments made when the following conditions are satisfied:

(A)            no Potential Default or Event of Default has occurred or would result from such payment, and

(B)             after giving effect to the consummation of such payment, the Loan Parties are in compliance with the financial covenants set forth in Sections 9.12 and 9.13 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended Fiscal Quarter for which the Loan Parties have delivered the financial statements required under Section 8.11(a) or 8.11(b), as the case may be, for the twelve fiscal month period then ended.

(b)            Agree to or permit any amendment, modification or waiver of any provision of any document governing or evidencing the Subordinated Indebtedness if the effect of such amendment, modification or waiver is to (i) increase the yield on such Subordinated Indebtedness or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect of such Subordinated Indebtedness or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or any of its Subsidiaries or to the Administrative Agent or the Lenders.

8.30          Agreements Restricting Dividends. Enter into any agreement (other than a Loan Document) with any Person which restricts any of the Loan Parties’ right to pay dividends or other distributions to the Borrower or repay intercompany loans from the Borrower to each Loan Party.

8.31          Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws.

(a)            (i) Become a Sanctioned Person or permit any of its respective directors or officers to become a Sanctioned Person or, (ii) to the knowledge of any Authorized Officer, permit any continuing employee, agent or affiliate acting on its or their behalf in connection with this Agreement to remain a Sanctioned Person for more than twenty (20) Business Days after an Authorized Officer first becomes aware that any such Person has become a Sanctioned Person; or

(b)            do, or permit any of its or their respective directors, officers, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to: (i) directly or, to the knowledge of any Authorized Officer, indirectly, provide, use, or make available the proceeds of any Loan or Letter of Credit hereunder (A) in any manner that would (under the facts and circumstances known at the applicable time by any Authorized Officer) reasonably be expected to result in a violation by any Person of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws (including the Administrative Agent, Lead Arranger, Issuing Lender, any Lender, underwriter, advisor, investor, or otherwise) or (B) in violation in any material respect of any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (ii) to the knowledge of any Authorized Officer, repay the Loan with Blocked Property or funds derived from any unlawful activity; or (iii) knowingly permit any Collateral to become Blocked Property.

8.32          Use of Proceeds. Directly or indirectly, use the Loans or any proceeds thereof for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

8.33          Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”); provided that, notwithstanding anything to the contrary in the foregoing, the Borrower and its Subsidiaries shall be permitted to enter into a Sale and Leaseback Transaction with respect to real property so long as the aggregate fair market value of real property sold in connection therewith does not exceed $7,500,000.

8.34          Designation as Senior Debt. Designate any Indebtedness (other than Indebtedness under the Loan Documents) of the Borrower or any of its Subsidiaries as “Senior Debt” or “Designated Senior Debt” (or in each case any similar term) under, and as defined in, the documentation governing or evidencing any Subordinated Indebtedness.

Article 9
DEFAULT

9.1            Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)            Payments Under Loan Documents.

(i)             Any Loan Party shall fail to pay any principal of any Loan or of any Reimbursement Obligation in respect of any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(ii)            any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under Section 8.1(a)(i) or an amount related to an Other Lender Provided Financial Service Product) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(b)            Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect (other than a representation or warranty this is expressly qualified by Material Adverse Change or other materiality qualified, in which case such representation or warranty proves to be incurred in any respect) as of the time it was made, deemed made or furnished; or

(c)            Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1, Section 8.5, Section 8.7, Section 8.8, Section 8.11, Section 8.12(a), (b), (c), (e), (f) or (g)(i) or Article 9; or

(d)            Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) any Authorized Officer of a Loan Party’s knowledge of such breach or (ii) notice thereof from the Administrative Agent or any Lender; or

(e)            Defaults in Other Agreements or Indebtedness. (i) A breach, default or event of default shall occur at any time under the terms of any one or more other agreements with respect to Material Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor, and such breach, default or event of default either (A) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Material Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (B) causes, or permits the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs any default or event of default under any Canadian Obligation Loan Document; or

(f)             Final Judgments or Orders.

(i)             Any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has been notified of the claim and has confirmed coverage) shall be entered against any Loan Party by a court having jurisdiction in the premises, and with respect to which either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(ii)            any non-monetary final judgment or order shall be rendered against Holdings, any Borrower or any Subsidiary that would reasonably be expected to have or result in a Material Adverse Change, and there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of appeal or otherwise, is not in effect; or

(g)            Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(h)            Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000 at any one time, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $10,000,000 at any one time; or

(i)            Change of Control. A Change of Control shall occur; or

(j)            Relief Proceedings; Solvency; Attachment. Either (i) a Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party or a substantial part of the assets of any Loan Party or Subsidiary and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any Subsidiary of any Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(k)            Subordinated Indebtedness. Any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under any document governing or evidencing the Subordinated Indebtedness or any such document shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute “Senior Indebtedness” for purposes of the applicable document governing or evidencing such Subordinated Indebtedness, or all or any part of the Subordinated Indebtedness is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof.

9.2            Consequences of Event of Default.

(a)            Generally. If any Event of Default specified under Section 10.1 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and no Issuing Lender shall be under any obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders shall, take any or all of the following actions:

(i)             declare the commitment of each Lender to make Loans and any obligation of the Issuing Lenders to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)            require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

(iv)            exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lenders to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)            Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.5, after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, such Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates and participants under this Section 10.2 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates and participants may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(c)            Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 10.2 for the benefit of all the Lenders and the Issuing Lenders and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Lender or the Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.2(b) (subject to the terms of Section 5.5), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 10.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.5), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.3            Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 10.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Sections 5.15 and 10.2(a)(iii)) be applied as follows:

(a)            First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, any Issuing Lender in its capacity as such and the Swingline Loan Lender in its capacity as such, ratably among the Administrative Agent, such Issuing Lender and Swingline Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(b)            Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents and the Canadian Obligation Providers under the Canadian Obligation Loan Documents, including attorney fees, ratably among the Lenders and the Canadian Obligation Providers in proportion to the respective amounts described in this clause Second payable to them;

(c)            Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations and accrued and unpaid interest under the Canadian Obligation Loan Documents, ratably among the Lenders, the Canadian Obligation Providers and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d)            Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products, and the unpaid principal amount of the Canadian Subsidiary Obligations, ratably among the Lenders, the Issuing Lenders, the applicable Cash Management Banks, the applicable Hedge Banks, and the Canadian Obligation Providers in proportion to the respective amounts described in this clause Fourth held by them;

(e)            Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(f)            Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

Notwithstanding anything to the contrary in this Section 10.3, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise specified above in this Section 10.3.

In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto.

Article 10
THE ADMINISTRATIVE AGENT

10.1          Appointment and Authority. Each of the Lenders and each Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 11 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

10.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3          Exculpatory Provisions.

(a)            The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)           shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c)             The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6          Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 11 and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7          Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8          No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

10.9          Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.10        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8(b) and 12.3) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3.

10.11        Collateral and Guaranty Matters.

(a)            Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(i)             to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Facility Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of “Permitted Liens”; and

(iii)           to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.11.

(b)            The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.12       No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.13       Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Other Lender Provided Financial Service Products and Canadian Subsidiary Obligations. Except as otherwise expressly specified herein, no Cash Management Bank, Hedge Bank or Canadian Obligation Provider that obtains the benefits of Section 10.3, the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Other Lender Provided Financial Service Products, and/or Canadian Subsidiary Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or Canadian Obligation Provider, as the case may be.

10.14       ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Lead Arrangers and their respective Affiliates, and for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

(ii)            the transaction exemption set forth in one or more Prohibited Transaction Exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding Section 11.14(a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding Section 11.14(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower, that:

(i)             none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(iv)            no fee or other compensation is being paid directly to the Administrative Agent or Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.15       Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, an Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, an Issuing Lender or Secured Party such Lender or such Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, an Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, such Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).

(c)            Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or any Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or such Issuing Lender at any time, (i) such Lender or such Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender or such Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or an Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or an Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or applicable Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or such Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or any Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)            Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article 11
MISCELLANEOUS

11.1          Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 5.17), the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

(a)            Increase of Commitment. Increase the amount of the Revolving Credit Commitment or the Term Loan Commitment of any Lender hereunder without the consent of such Lender;

(b)            Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend or postpone the Expiration Date, the DDTL A-1 Availability Period, the DDTL A-2 Availability Period, the Term Loan Maturity Date or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));

(c)            Release of Collateral or Guarantor. Except for sales of assets permitted by Section 9.6, release all or substantially all of the Collateral or release all or substantially all the value of the Guarantors from their Obligations under the Guaranty Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders);

(d)            Class Voting. Directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Required Class Lenders;

(e)            Subordination. (x) Subordinate, or have the effect of subordinating, the Liens in favor of the Administrative Agent or (y) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, in each case of clauses (x) and (y), without the written consent of each Lender, except in the case of any “debtor in-possession” facility;

(f)            Conditions to Closing. Waive any condition set forth in Section 7.1 without the written consent of each Lender;

(g)            Miscellaneous. Amend Section 5.4, Section 11.3, Section 5.5, Section 10.3 or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, any Issuing Lender, or the Swingline Loan Lender may be made without the written consent of the Administrative Agent, any Issuing Lender or the Swingline Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further, that, (1) if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1(a) through 12.1(d) above, there is a Non-Consenting Lender, then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.13 and (2) this Agreement may be amended and restated in accordance with this Section 12.1 but without the consent of a specific Lender if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts then owing to it or then accrued for its account under this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend (x) the Expiration Date with respect to the Revolving Credit Commitments of Lenders under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; or (y) the Term Loan Maturity Date with respect to applicable Lenders that agree to such extension with respect to their Term Loans with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the applicable Class of Term Loans with respect to the portion thereof with a Term Loan Maturity Date so extended; provided that in each such case any such proposed extension of the Expiration Date or such Term Loan Maturity Date shall have been offered to each Lender with Loans or Commitments under the applicable Class of Term Loans proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders. This paragraph shall apply to any Incremental Term Loans in the same manner as it applies to each other Class of Term Loans; provided that any such offer may, at the Borrower’s option, be made to the Lenders in respect of any Class of Incremental Term Loans and/or any Incremental Term Loan Facility without being made to any other Class of Incremental Term Loans or Incremental Term Loan Facility, as the case may be.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), and (b) without the consent of any Lender or the Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the “Revolving Credit Commitment Amount” set forth on Schedule 1.1(B), or (ii) any assignment by any Lender of some or all of its “Revolving Credit Commitment Amount” set forth on Schedule 1.1(B), the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(B) to reflect such change, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement.

11.2          No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

11.3          Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.3(a), or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (limited in case of legal fees and expenses to one counsel selected by the Administrative Agent for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel selected by the Administrative Agent for all Indemnitees taken as a whole in each relevant material jurisdiction and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each relevant material jurisdiction for each group of similarly situated Indemnitees, and, if reasonably necessary, one regulatory counsel in any material specialty), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party, or any affiliate of any such party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 12.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), each Issuing Lender, the Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Loan Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.2.

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Borrower nor any of the Lenders shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)            Payments. All amounts due under this Section 12.3 shall be payable not later than thirty (30) days after written demand therefor.

(f)            Survival. Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.4          Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5          Notices; Effectiveness; Electronic Communication

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            if to the Borrower or any other Loan Party, to it at the address set forth on Schedule 1.1(B);

(ii)           if to the Administrative Agent, to PNC Bank, National Association at the address set forth on Schedule 1.1(B);

(iii)          if to PNC Bank, National Association in its capacity as an Issuing Lender, to it at the address set forth on Schedule 1.1(B);

(iv)          if to a Lender or any other Issuing Lender, to it at its address (or facsimile number) specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article 2 or Article 3 if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article 2 or Article 3 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)            Platform.

(i)            Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on the Platform.

(ii)           The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section 12.5, including through the Platform.

11.6          Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section 12.6, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or the Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.7          Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Section 5 and Section 12.3, shall survive the Facility Termination Date. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.

11.8          Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8(b), (ii) by way of participation in accordance with the provisions of Section 12.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 12.8(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in Section 12.8(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, or $2,500,000, in the case of any Term Loan of such assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.8(b)(i)(B) and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Loan A Facility, the DDTL A-1 Facility, the DDTL A-2 Facility or any Incremental Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any portion of a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            the consent of each Issuing Lender and Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)           Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swingline Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)         Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 5.8, and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Pittsburgh, Pennsylvania a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1(a), 12.1(b), or 12.1(c) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4, 5.8, 5.9 and 5.10 (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) (it being understood that the documentation required under Section 5.9(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8(b); provided that such Participant (A) agrees to be subject to the provisions of Section 5.13 as if it were an assignee under to Section 12.8(b); and (B) shall not be entitled to receive any greater payment under Sections 5.8 or 5.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.2(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)            Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

11.9          Confidentiality.

(a)            General. Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case, except for requests in connection with regulatory examinations, the Administrative Agent, the Lenders and the Issuing Lenders agree to inform the Borrower promptly thereof prior to disclosure to the extent lawfully permitted to do so; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, in which case, the Administrative Agent, the Lenders and the Issuing Lenders agree to inform the Borrower promptly thereof prior to disclosure to the extent lawfully permitted to do so; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 12.9, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.9, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower other than as a result of a breach of this Section 12.9. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 12.9, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries; provided that, in the case of information received from Holdings or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)            Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 12.9(a).

11.10        Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 7, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.11        CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)            Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York. Each standby Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by any Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)            Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.11(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8(d).

11.12       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(i)            the effects of any Bail-In Action on any such liability, including, if applicable:

(ii)           a reduction in full or in part or cancellation of any such liability;

(iii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.13        USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.14        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Lender Provided Interest Rate Hedges or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 12.14, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.15        Amendment and Restatement.

(a)            The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof; (b) all obligations under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder, (c) the guarantees made to the lenders, the letter of credit issuers, the administrative agent and each other holder of the obligations under the Existing Credit Agreement shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed, (d) the security interests and liens in favor of PNC Bank, as administrative agent for the benefit of the holders of the obligations under the Existing Credit Agreement, created under the collateral documents entered into in connection with the Existing Credit Agreement shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; provided that, such collateral documents shall, to the extent amended and restated or otherwise replaced on the Closing Date, be evidenced by such amended and restated or replacement collateral documents from and after the Closing Date, and (e) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. On the Closing Date, the revolving credit extensions and revolving credit commitments made by the lenders under the Existing Credit Agreement shall be reallocated and restated among the Lenders so that, as of the Closing Date, the Revolving Credit Commitments of the Lenders shall be as set forth on Schedule 1.1(B).

(b)           The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 12.1 of the Existing Credit Agreement. This Agreement is not a novation of the Existing Credit Agreement or the credit facilities, indebtedness and other obligations under the Existing Credit Agreement. It is the intent of the parties to amend and restate the Existing Credit Agreement and the credit facilities provided thereunder, without novation or interruption.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SAFARILAND, LLC,
a Delaware limited liability company

	By:	/s/ Chad Appleby
	Name:	Chad Appleby
	Title:	Vice President, Tax & Treasurer

GUARANTORS:	CADRE HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ Chad Appleby
	Name:	Chad Appleby
	Title:	Vice President, Tax & Treasurer

SAFARILAND GLOBAL SOURCING, LLC,
a Delaware limited liability company

	By:	/s/ Chad Appleby
	Name:	Chad Appleby
	Title:	Vice President, Tax & Treasurer

GH ARMOR SYSTEMS INC.,
a Delaware corporation

	By:	/s/ Chad Appleby
	Name:	Chad Appleby
	Title:	Vice President, Tax & Treasurer

HORSEPOWER, LLC,
a Delaware limited liability company

	By:	/s/ Chad Appleby
	Name:	Chad Appleby
	Title:	Vice President, Tax & Treasurer

SENCAN HOLDINGS, LLC,
a Delaware limited liability company

	By:	/s/ Chad Appleby
	Name:	Chad Appleby
	Title:	Vice President, Tax & Treasurer

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

MED-ENG, LLC,
a Delaware limited liability company

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

ATLANTIC TACTICAL, INC.,
a Pennsylvania corporation

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

SAFARILAND DISTRIBUTION, LLC,
a Delaware limited liability company

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

UNITED UNIFORM DISTRIBUTION, LLC,
a Delaware limited liability company

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

LAWMEN’S DISTRIBUTION, LLC,
a Delaware limited liability company

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

DEFENSE TECHNOLOGY, LLC,
a Delaware limited liability company

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

CYALUME TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

CT SAS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

ALPHA SAFETY INTERMEDIATE, LLC,
a Delaware limited liability company

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

NUCFIL, LLC,
a Colorado limited liability company

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

NFT-EPD, LLC,
a Colorado limited liability company

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

PAJARITO SCIENTIFIC CORPORATION,
a Delaware corporation

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

PAJARITO SCIENTIFIC SECURITY CORPORATION,
a New Mexico corporation

By:	/s/ Chad Appleby
Name:	Chad Appleby
Title:	Vice President, Tax & Treasurer

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

ADMINISTRATIVE
AGENT:	PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

	By:	/s/ James Cullen
	Name:	James Cullen
	Title:	SVP

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
as a Lender, Swingline Loan Lender and an Issuing Lender

	By:	/s/ James Cullen
	Name:	James Cullen
	Title:	SVP

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

BANK OF AMERICA, N.A.,
as a Lender and an Issuing Lender

By:	/s/ Robert Riechmann
Name:	Robert Riechmann
Title:	Senior Vice President

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

REGIONS BANK,
as a Lender

By:	/s/ Jose Hernandez-Cerna
Name:	Jose Hernandez-Cerna
Title:	Associate

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Dustin Shepherd
Name:	Dustin Shepherd
Title:	Vice President

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

BANK OF MONTREAL (CHICAGO BRANCH),
as a Lender

By:	/s/ Brian Keeney
Name:	Brian Keeney
Title:	Managing Director

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Misty C. Johnson
Name:	Misty C. Johnson
Title:	Executive Director

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

SOUTHSTATE BANK, N.A.,
as a Lender

By:	/s/ Michael R. Butler
Name:	Michael R. Butler
Title:	Senior Vice President

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)

EVERBANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Fontaine LeMaistre IV
Name:	Fontaine LeMaistre IV
Title:	Senior Vice President, Regional Commercial Banking Manager

AMENDED AND RESTATED CREDIT AGREEMENT

SAFARILAND, LLC (2024)